Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 21, 2011,

as amended and restated as of June 26, 2014,

as further amended and restated as of June 30, 2016,

as further amended as of July 13, 2018,

as further amended and restated as of September 26, 2018,

as further amended as of November 12, 2019,

as further amended and restated as of  July 16, 2021,

as further amended and restated as of  March 31, 2022,

and as further amended and restated as of October 11, 2024,

among

BRUNSWICK CORPORATION,

The SUBSIDIARY BORROWERS Party Hereto,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

$1,000,000,000

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.
and
WELLS FARGO BANK, N.A.,
as Syndication Agents,

and

CITIZENS BANK, N.A., TRUIST BANK and U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents

TABLE OF CONTENTS

-i-

-ii-

SCHEDULE 1.01A	- Commitments
SCHEDULE 2.06(l)	- Existing Letters of Credit
SCHEDULE 3.06(a)	- Litigation
SCHEDULE 3.06(b)	- Environmental Matters
SCHEDULE 6.01	- Indebtedness
SCHEDULE 6.02	- Liens

EXHIBIT A	- Form of Assignment and Assumption
EXHIBIT B	- Form of Designation Letter
EXHIBIT C	- Form of Opinion of Counsel to the Loan Parties
EXHIBIT D	- [Reserved]
EXHIBIT E	- Form of Termination Letter
EXHIBIT F	- [Reserved]
EXHIBIT G	- [Reserved]
EXHIBIT H-1	- Form of U.S. Tax Compliance Certificate
EXHIBIT H-2	- Form of U.S. Tax Compliance Certificate

-iii-

EXHIBIT H-3	- Form of U.S. Tax Compliance Certificate
EXHIBIT H-4	- Form of U.S. Tax Compliance Certificate
EXHIBIT I	- Increased Facility Activation Notice
EXHIBIT J	- New Lender Supplement

-iv-

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of March 21, 2011, as amended and restated as of June 26, 2014, as further amended and restated as of June 30, 2016, as further amended as of July 13, 2018, as further amended and restated as of September 26, 2018, as further amended as of November 12, 2019, as further amended and restated as of July 16, 2021, as further amended and restated as of March 31, 2022, and as further amended and restated as of October 11, 2024 among BRUNSWICK CORPORATION, certain SUBSIDIARIES of Brunswick Corporation that may be SUBSIDIARY BORROWERS party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC.  and WELLS FARGO SECURITIES, LLC, as Joint Lead Arrangers and Joint Bookrunners, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A., as Syndication Agents, and CITIZENS BANK, N.A., TRUIST BANK and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents.

WHEREAS, Brunswick Corporation and certain subsidiaries of Brunswick Corporation as subsidiary account parties and/or subsidiary borrowers entered into the Credit Agreement, dated as of March 21, 2011 (as amended and restated as of June 26, 2014, as further amended and restated as of June 30, 2016, as further amended as of July 13, 2018, as further amended and restated as of September 26, 2018, as further amended as of November 12, 2019, as further amended and restated as of July 16, 2021, as further amended and restated as of March 31, 2022 and as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement that remain outstanding or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrowers outstanding thereunder;

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety in the form of this Agreement:

ARTICLE I

DEFINITIONS

SECTION 1.01          Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“1987 Existing Notes Indenture” means, the Indenture, dated as of March 15, 1987, between the Company and Bank of America, N.A. as successor in interest to Continental Illinois National Bank and Trust Company of Chicago, as trustee.

“2013 Existing Notes Indenture” means the Indenture, dated as of May 13, 2013, between the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Commitment Lender” has the meaning set forth in Section 2.24(d).

“Adjusted Daily Simple SOFR”  means an interest rate per annum equal to (a) Daily Simple SOFR, plus (b) 0.10%.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in euros for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Company, the relevant Loan Party (if other than the Company) and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, notwithstanding the foregoing, the BAC Joint Venture shall for be deemed an Affiliate of the Company and its Subsidiaries at any time when the Company or a Subsidiary owns any Equity Interest therein.

“Agents” means, individually and collectively, the Administrative Agent, the Syndication Agents and the Documentation Agents.

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 10.13(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the New York Fed Bank Rate for such day plus 0.50% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government

Securities Business Days prior to such day, without any adjustment for rounding, (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the New York Fed Bank Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the New York Fed Bank Rate or the Adjusted Term SOFR Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof (for the avoidance of doubt, only until the applicable Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Currency” shall mean (a) with respect to Revolving Loans, Sterling and euro, and (b) with respect to Letters of Credit, Sterling, euro or any other freely tradeable and convertible currency other than Dollars in which the Issuing Lender is willing to issue a Letter of Credit.

“Alternative Currency Loans” has the meaning set forth in Section 2.01(a).

“Ancillary Document” has the meaning assigned to it in Section 10.06(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning assigned to such term in Section 10.13(b).

“Applicable Facility Fee Rate” means, at any time, the rate per annum determined pursuant to the Applicable Pricing Grid.

“Applicable Parties” has the meaning assigned to such term in Article VIII.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment; provided that each express reference to “Applicable Percentage” in Section 2.22 when a Defaulting Lender shall exist shall mean the percentage of the Total Commitment (disregarding each such Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pricing Grid” means the table set forth below:

Applicable Pricing Grid
Ratings	Leverage Ratio	Applicable Rate for Term Benchmark	Applicable Rate for SONIA Loans and CBR Loans (Sterling)	Applicable Rate for ABR Loans	Applicable Facility Fee Rate

Level	S&P/Fitch	Moody’s		Loans and CBR Loans (euros)	1 Month
I	> A-	> A3	< 0.75:1.00	0.90%	0.9326%	0.00%	0.10%
II	BBB+	Baa1	< 1.50:1.00 but > 0.75:1.00	1.00%	1.0326%	0.00%	0.125%
III	BBB	Baa2	< 2.25:1.00 but > 1.50:1.00	1.10%	1.1326%	0.10%	0.15%
IV	BBB-	Baa3	< 3.00:1.00 but > 2.25:1.00	1.30%	1.3326%	0.30%	0.20%
V	< BBB-	< Baa3	> 3.00:1.00	1.50%	1.5326%	0.50%	0.25%

For purposes of the Applicable Pricing Grid, (i) “Ratings” means the highest of the ratings in effect from each of S&P, Fitch and Moody’s for senior, unsecured, non-credit-enhanced (other than by guarantees of Subsidiaries that at the time guarantee the Obligations hereunder (if any)) long-term Indebtedness for borrowed money (including under this Agreement, whether or not Loans are outstanding at such time) of the Company or, if no ratings for such senior, unsecured, non-credit enhanced, long-term Indebtedness of the Company shall be available, the Company’s corporate, issuer or similar ratings by S&P, Fitch and Moody’s; (ii) if the Ratings established or deemed to have been established by Moody’s, Fitch and S&P shall be changed (other than as a result of a change in the rating system of Moody’s, Fitch or S&P), such change shall be effective as of the third Business Day following the date on which it is first announced by the applicable rating agency; (iii) if the Ratings established or deemed to have been established by Moody’s, Fitch and S&P are not all in the same Level, the Applicable Rate shall be based on the highest of the three Ratings unless one of the three Ratings is two or more Levels lower than the highest of the three Ratings, in which case the Applicable Rate shall be determined by reference to the Level next below that of the highest of the three Ratings; (iv) if one of Moody’s, Fitch or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition) and the Ratings established or deemed to have been established by the remaining two agencies shall fall within different Levels, the Applicable Rate shall be based on the higher of the two Ratings unless one of the two Ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two Ratings; (v) if only one of Moody’s, Fitch or S&P shall have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition), the Applicable Rate shall be based on the Rating by such rating agency; (vi) if none of Moody’s, Fitch nor S&P shall have in effect a Rating, the Applicable Rate shall be based on Level V; and (vii) changes in the Applicable Rate resulting from changes in the Leverage Ratio shall become effective on the date that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.01 and shall remain in effect until the next change to be effected pursuant to this clause (vii); provided if any financial statements referred to in this clause (vii) are not delivered within the time periods specified in Section 5.01, then, until the date that is three Business Days after the date on which such financial statements are delivered, the Leverage Ratio shall be deemed to be greater than 3.00 to 1.00.  If the Ratings and the Leverage Ratio, each as determined based on the preceding sentence, shall fall within different Levels, the Applicable Rate shall be based on the higher of the two Levels.  For purposes of clarity, Level I is the “highest” Level and Level V is the “lowest” Level.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s, Fitch or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate credit, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating most recently in effect prior to such change.

In addition, at all times while an Event of Default shall have occurred and be continuing then, if the Administrative Agent or the Required Lenders shall so determine, the highest rate (and, for the avoidance of doubt, the lowest Level) set forth in each column of the Applicable Pricing Grid shall apply.  Notwithstanding anything herein to the contrary, to the extent that it is determined during the term of this Agreement that the Applicable Rate was incorrectly determined to be a lower rate because of information or statements provided by the Company, then the Company shall pay on demand to the Administrative Agent any amounts that the Company would have owed if such Applicable Rate had been initially determined correctly.

“Applicable Rate” means for each Type of Loan, the rate per annum determined pursuant to the Applicable Pricing Grid.

“Approved Borrower Portal” has the meaning assigned to it in Article VIII.

“Approved Electronic Platform” has the meaning assigned to it in Article VIII.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMCB, BofA Securities, Inc. and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners with respect to the financing hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Collateral” means (a) Foreign Receivables, assets of Foreign Holdcos and assets of Loan Parties or any of their respective Subsidiaries that are located outside the United States or Canada at foreign branches of such Loan Parties or such Subsidiary and (b) Foreign Equity Interests.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise or for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Available Sale and Leaseback Collateral” means assets of Foreign Holdcos and assets of Loan Parties or any of their respective Subsidiaries that are located outside the United States or Canada at foreign branches of such Loan Parties or such Subsidiary.

“BAC Joint Venture” means Brunswick Acceptance Company, LLC, a joint venture company (a majority of the Equity Interests of which is owned on the Effective Date by Commercial Distribution Finance or one of its Subsidiaries and the remainder thereof by the Company and/or any Subsidiary of the Company) or any successor Person or contractual arrangement pursuant to which Commercial Distribution Finance or one of its Subsidiaries (or any other direct or indirect successor to which the Equity Interests currently owned by Commercial Distribution Finance may be transferred) provides floorplan financing for the domestic boat and engine dealers of the Company or any of its Subsidiaries.  For the avoidance of doubt, it is understood and agreed that the BAC LLC Agreement may be amended or replaced with the result that the joint venture between the Company and Commercial Distribution Finance or one of its Subsidiaries or other successors in interest will continue under contractual arrangements (notwithstanding that the Company may not have any Equity Interest in such joint venture) and that in such event such contract or contracts shall constitute the “BAC LLC Agreement” and the arrangements provided for therein shall constitute the “BAC Joint Venture”.  The BAC Joint Venture existing on the Effective Date may in addition be replaced in whole or in part by one or more other joint ventures between the Company or one of its Subsidiaries and a financing party other than Commercial Distribution Finance or one of its Subsidiaries or successors in interest so long as the differences between the terms of such joint venture and those of the BAC LLC Agreement are not materially adverse to the Lenders (as determined in good faith by the Company).  In such event, then “BAC Joint Venture” shall mean such replacement joint venture (or shall mean joint ventures collectively if there is more than one) from and after its inception and the terms “BAC Joint Venture Obligations” and “BAC LLC Agreement” shall have correlative meanings in respect of the organizational documents and contractual obligations of any such replacement joint venture.

“BAC Joint Venture Obligations” means any and all agreements, undertakings, arrangements and other Contractual Obligations of the Company and its Subsidiaries to make loans or advances, or guarantee the obligations of, or purchase or otherwise acquire any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, or otherwise support the operations of, the BAC Joint Venture.

“BAC LLC Agreement” means that certain Limited Liability Company Agreement, dated as of October 24, 2002, between Brunswick Financial Services Corporation and CDF Ventures, LLC, as amended through the date hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to (i) any SONIA Loan, the Relevant Rate for Borrowings denominated in Sterling and (ii) any Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:

(1)          in the case of any Loan denominated in Dollars, Adjusted Daily Simple SOFR; and

(2)          the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body

on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Company) decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)          in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)          in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the New York Fed, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).

“Borrower” means any of the Company and the Subsidiary Borrowers, as the context may require, and “Borrowers” means all of the foregoing.

“Borrower Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans (or which would have accrued but for the commencement of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to any Credit Party or any indemnified party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan Documents, any Letter of Credit or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Credit Parties).

“Borrowing” means all Revolving Loans of the same Type and denominated in the same currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in Dollars, $5,000,000, (b) in the case of a Borrowing denominated in Sterling, £5,000,000 and (c) in the case of a Borrowing denominated in euro, €5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Sterling, £1,000,000 and (c) in the case of a Borrowing denominated in euro, €1,000,000.

“Borrowing Request” means a request by any Borrower for a Borrowing of Revolving Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized or required by law to remain closed; provided that, (a) when used in connection with a Revolving Loan denominated in euros and in relation to the calculation or computation of EURIBOR, the term “Business Day” shall also exclude any day on which (x) commercial banks in Brussels, Belgium are authorized or required by law to remain closed or (y) the TARGET2 payment system is not open for the settlement of payments in euros and (b) in relation to SONIA Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SONIA Loan, or any other dealings in Sterling, the term “Business Day” shall also exclude any day that is not a SONIA Business Day.

“Calculation Date” means (a) the last Business Day of each calendar month; and (b) at any time when a Default or Event of Default shall have occurred and be continuing, any other Business Day which the Administrative Agent may determine in its sole discretion to be a Calculation Date.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, by that Person as lessee that, subject to Section 1.04, in conformity with GAAP, is, or is required to be, classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 24 months from the date of acquisition thereof;

(b)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a short term rating of A-1 or higher by S&P and P-1 or higher by Moody’s, and other investments in Indebtedness maturing within 24 months of the date of acquisition thereof that is rated, or the issuer of which has a long term rating of, A- or higher by S&P and A3 or higher by Moody’s;

(c)          investments in certificates of deposit, banker’s acceptances, time deposits and eurodollar time deposits maturing within 13 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank which has consolidated assets as determined in accordance with GAAP of not less than $10,000,000,000;

(d)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)          money market funds that (i) are rated AA- or higher by S&P and Aa3 or higher by Moody’s and (ii) have portfolio assets of at least $1,000,000,000; and

(f)          in the case of any Foreign Subsidiary, other short-term investments that are liquid and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“CBR Borrowing” means, as to any Borrowing, the CBR Loans comprising such Borrowing.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

 “Central Bank Rate” means (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0%; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of euro in effect on the last Business Day in such period and (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last Business Day in such period.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed or approved for election as directors by directors so nominated; (c) the Company shall cease to own 100% of the outstanding voting Equity Interests of any Subsidiary Borrower on a fully diluted basis (other than (i) any directors’ qualifying shares of any Subsidiary Borrower or (ii) any Person that ceases to be a Subsidiary Borrower in accordance with the terms hereof); or (d) a Specified Change of Control.

“Change in Law” means (a) the adoption of any law, rule,  regulation, treaty, protocol, practice or concession after the date of this Agreement, (b) any change in any law, rule, regulation, practice or concession or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 1.01A. The aggregate amount of the Commitments is $1,000,000,000 as of the Effective Date.

“Commitment Termination Date” means the later of (a) October 11, 2029 and (b) if the Commitments are extended pursuant to Section 2.24, such extended termination date as determined pursuant to such Section 2.24; provided, however, that, in each case, if such date is not a Business Day, the Commitment Termination Date shall be the immediately preceding Business Day.

“Company” means Brunswick Corporation, a Delaware corporation.

“Consolidated EBITDA” means, for any Test Period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) Consolidated Net Income for such period plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) all non-cash charges, (v) any extraordinary losses or charges and (vi) cash restructuring charges incurred during any fiscal year in an aggregate amount not to exceed the greater of (x) $15,000,000 and (y) 2.5% of Consolidated EBITDA for such Test Period, and minus (c) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) interest income derived from the investment of cash and Cash Equivalents, (ii) any extraordinary income or gains, (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any non-cash gains for such period minus (d) any cash payments made during such period in respect of items added back in a prior period in determining Consolidated EBITDA pursuant to clause (b)(v) above subsequent to the fiscal quarter in which the relevant non-cash charges were reflected as a charge in the statement of Consolidated Net Income. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio or the Interest Coverage Ratio, (i) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period (as determined by the Company in its reasonable good faith business judgment) or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (I) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (II) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000, provided that a Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries of less than $10,000,000 shall constitute a Material Disposition in the event that such Disposition or series of Dispositions is of property of a business that has been treated as a discontinued operation for accounting purposes; provided, further, that a discontinued operation (other than a discontinued operation that has been sold) that constitutes a Material Disposition will not be given the pro forma effect described above for purposes of calculating Consolidated EBITDA pursuant to any determination of the Interest Coverage Ratio.

“Consolidated Interest Expense” means, for any Test Period, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), total interest expense (including the interest component of any payments in respect of Capital Lease Obligations) in respect of all outstanding Indebtedness accrued or capitalized during such period, in each case, to the extent paid in cash during such period (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements entered into to hedge interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding (i) the upfront fees and any other amounts paid in connection with refinancing Indebtedness to the extent such amounts constitute interest expense in accordance with GAAP, (ii) any gain or loss realized with respect to the termination or settlement of any Swap Agreement that hedged interest rates on the potential issuance of Indebtedness, and (iii) fees and expenses associated with the Commitments and Loans under this Agreement).

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any organizational or governing documents, any law, treaty, rule or regulation or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to such Subsidiary.

“Consolidated Total Indebtedness” means, as of any date, without duplication, the aggregate principal amount of (a) all Indebtedness for Borrowed Money of the Company and its Subsidiaries at such date (determined on a consolidated basis without duplication in accordance with GAAP minus (b) unrestricted cash and Cash Equivalents of the Company and its Subsidiaries in excess of $50,000,000; provided that the aggregate amount deducted pursuant to this clause (b) shall not exceed $350,000,000.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and LC Exposure at such time; provided that, with respect to any component of any such amount in an Alternative Currency, such amount shall be the Dollar Equivalent thereof.

“Credit Party” means any of the Agents, the Lenders and the Issuing Lenders, as well as any other holder of an Obligation.

“Customer Finance Program Obligations” means inventory repurchase and customer finance program recourse obligations, including any obligation of the Company or any Subsidiary to repurchase products of the Company and its Subsidiaries or to purchase or repurchase receivables created in connection with the sale of products or related services of the Company and its Subsidiaries under any customer finance program, in each case incurred in the ordinary course of business and as described in the Company’s annual audited financial statements.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is five Business Days prior to (i) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day and (b) 0%.  Any change in Daily Simple SONIA due to a change in the applicable SONIA shall be effective from and including the effective date of such change in the SONIA without notice to any Borrower.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) Business Days prior to (i) if such SOFR Rate Day is an Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an Business Day, the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Loan Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Departing Lender” has the meaning set forth in Section 2.19(b).

“Designation Letter” means the Designation Letter entered into by the Company and a wholly-owned Subsidiary of the Company pursuant to Section 2.21(b)(i) pursuant to which such Subsidiary shall (subject to the terms and conditions of Section 2.21) be designated as a Subsidiary Borrower, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Disposition” means any sale, lease, license, transfer, assignment or other disposition of all or any portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries (including any Equity Interests owned by the Company or any of its Subsidiaries).  “Dispose” has the meaning correlative thereto.

“Documentation Agents” means, individually and collectively, Citizens Bank, N.A., Truist Bank and U.S. Bank National Association, in their capacity as Documentation Agents.

“Dollar Equivalent” means, on any date of determination, with respect to any Borrowing or Letter of Credit denominated in an Alternative Currency, the equivalent in Dollars of such amount as determined by the Administrative Agent on the basis of the Exchange Rate then applicable to such Borrowing or Letter of Credit pursuant to Section 1.06(c).

“Dollar Loans” has the meaning set forth in Section 2.01(a).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not (a) a “controlled foreign corporation” for purposes of the Code or a Subsidiary of any such controlled foreign corporation or (b) a Foreign Holdco.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 4.01.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or to the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal, or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the indoor or outdoor environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period referred to in Section 4043(a) of ERISA is waived); (b) the existence with respect to any Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975(c) of the Code; (c) any failure by any Plan to satisfy the “minimum funding standard” applicable to such Plan (as such term is defined in Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date an installment required under Section 430(j) of the Code with respect to any Plan or the failure of any Loan Party or ERISA Affiliate to make by its due date any contribution required under Sections 302, 303, 304 or 305 of ERISA or Sections 430, 431, 432 or 436 of the Code to any Multiemployer Plan; (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan (other than PBGC premiums due but not delinquent under Section 4007 of ERISA) including, without limitation, the imposition of any Lien in favor of the PBGC or any Plan; (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (under Section 4062 or 4063 of ERISA) or Multiemployer Plan (under Section 4203 or 4205 of ERISA); and (h) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

 “EURIBOR Screen Rate” means, with respect to any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for such Interest Period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time.  If such page or service ceases to be available, the Administrative Agent may specify another page service displaying the relevant rate in its reasonable discretion.

“euro” means the single currency of Participating Member States of the European Union.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means on any day, with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document:

(a)          income or franchise Taxes imposed on (or measured by) such recipient’s net income by the United States of America (or any political subdivision or state thereof) (each a “U.S. Taxing Authority”), or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or any Issuing Lender, in which its applicable lending office is located, or which are Other Connection Taxes;

(b)          any branch profits Taxes imposed by any U.S. Taxing Authority or any other jurisdiction described in clause (a) above;

(c)          in the case of any Lender, any U.S. federal withholding Tax that is imposed on payments to such Lender to the extent such Tax (i) is in effect and would apply as of the date such Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)) becomes a party to this Agreement or (ii) relates to such payments that would be made to any new applicable lending office designated by such Lender and is in effect and would apply as of the time of such designation, except in the case of (i) and (ii), (x) to the extent that such Non-U.S. Lender’s assignor (if any) was entitled, at the time of assignment (or designation of lending office) to receive additional amounts from the Loan Parties pursuant to Section 2.17, or (y) to the extent that such withholding Tax shall have resulted from the making of any payment by any Loan Party to a location other than the office designated by the Administrative Agent or the relevant Lender for the receipt of payments of the applicable type from such Loan Party;

(d)          any United States federal withholding Tax that is attributable to such Lender’s failure to comply with Section 2.17(f); and

(e)          any United States federal withholding Tax imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Letters of Credit” has the meaning set forth in Section 2.06(l).

“Existing Notes” means the Company’s outstanding notes and debentures issued under the Existing Notes Indentures.

“Existing Notes Indentures” means, collectively, (i) the 1987 Existing Notes Indenture and (ii) the 2013 Existing Notes Indenture.

“Existing Termination Date” has the meaning set forth in Section 2.24(a).

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into pursuant thereto (together with any legislation, regulations and other official guidance pursuant to, or in respect of, such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCA” has the meaning assigned to such term in Section 1.07.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Daily Simple SONIA or the Central Bank Rate. For the avoidance of doubt, the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Daily Simple SONIA and the Central Bank Rate shall be 0.0%.

“Floorplan Borrowing Base” means, as of any date of determination, an amount equal to 90% of the net book value of Floorplan Borrowing Base Assets as of such date.

“Floorplan Borrowing Base Assets” means secured floorplan loans and similar financing arrangements made by the Company or any Subsidiary to boat and engine dealers.

“Floorplan Receivables Permitted Indebtedness” means Indebtedness incurred to finance the extension by the Company and its Subsidiaries of financing to boat and engine dealers in an aggregate principal amount not to exceed the Floorplan Borrowing Base; provided that not later than the third Business Day prior to the initial incurrence of Indebtedness under any debt facility that will be Floorplan

Receivables Permitted Indebtedness, the Company shall have provided the Administrative Agent with written notice of its intention to incur Indebtedness under such facility and with a statement showing a computation of the Floorplan Borrowing Base anticipated to be in effect in connection with such Indebtedness as of the date of such initial incurrence.

“Floorplan Receivables Permitted Liens” means Liens to secure Floorplan Receivables Permitted Indebtedness on notes, loans, promissory notes and other evidences of Indebtedness and related Guarantees and collateral arrangements, and the proceeds thereof, arising from floorplan financing and similar arrangements to boat and engine dealers to promote the sale of inventory.

“Fond du Lac Existing Indebtedness” means the Financing Agreement entered into on the 23rd day of December, 2009, by and among the City of Fond du Lac, Wisconsin and Fond du Lac County, Wisconsin and the Fond du Lac County Economic Development Corporation and the Company.

“Fond du Lac Facility” means the manufacturing plants and facilities, distribution and warehouse facilities and executive offices of the Mercury Marine division located in or adjacent to Fond du Lac, Wisconsin, including all fixtures thereon and equipment and manufacturing-related tangible assets located therein from time to time, but excluding inventory, raw materials and all production components thereof.

“Fond du Lac Sale and Leaseback Transactions” means sale and leaseback transactions with respect to the Fond du Lac Facility.

“Foreign Equity Interest” means any Equity Interest in any Person that is not organized under the laws of any jurisdiction within the United States of America.

“Foreign Holdco” means each of Brunswick International Ltd., Marine Power International Limited, Marine Power New Zealand Limited, Life Fitness International Sales Inc., Marine Power International Pty. Ltd., Brunswick Marine in EMEA, LLC. and each other Subsidiary substantially all of the assets of which are Foreign Equity Interests and/or foreign branches.

“Foreign Receivables” means (a) each account receivable owned by any Foreign Subsidiary or any Foreign Holdco and (b) each account receivable owned by a Loan Party or any Subsidiary that is owed by a Person that is not organized under any applicable law of the United States, any state of the United States or the District of Columbia, Canada, or any province of Canada.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) Customer Finance Program Obligations or (iii) the BAC Joint Venture Obligations.

 “Guaranteed Obligations” has the meaning set forth in Section 9.01.

 “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates or fractions, asbestos or asbestos containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances, urea-formaldehyde insulation, molds, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit I.

“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness” means, without duplication, with respect to any Person (including the Company and its Subsidiaries), (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments or with respect to deposits or advances of any kind, (b) all obligations of such Person in respect of the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business which, to the knowledge of a Financial Officer, are being disputed in good faith) and other accrued expenses and deferred compensation incurred in the ordinary course of business, (c) all Capital Lease Obligations of such Person, (d) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (e) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (and in each case valued at the lesser of the amount of such Indebtedness and the fair market value of the assets subject to such Lien), (g) all Guarantees by such Person of Indebtedness of others, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty that support or secure Indebtedness, surety bonds or similar arrangements, (i) for purposes of Section 7(f) only, all obligations of such Person in respect of Swap Agreements and (j) any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The term Indebtedness shall not include Customer Finance Program Obligations.

“Indebtedness for Borrowed Money” means, on any date, the amount of debt of the Company and its Subsidiaries set forth on, or that would be required to be set forth on, the consolidated balance sheet of the Company as of such date in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Initial Issuing Lenders” means, collectively, JPMCB, Bank of America, N.A. and Wells Fargo Bank, N.A.

“Information” has the meaning set forth in Section 10.12.

“Insolvency Laws” means the Bankruptcy Code and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Intellectual Property” has the meaning set forth in Section 3.05(b).

“Interest Coverage Ratio” means, the ratio, determined as of the end of any Test Period, of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period.

“Interest Election Request” means a request by any Borrower to convert or continue a Borrowing of Revolving Loans in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan or CBR Loan, each Quarterly Date, (b) with respect to any SONIA Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), (c) with respect to any Term Benchmark Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Term Benchmark Loan of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and (d) with respect to any Loan, the Commitment Termination Date.

“Interest Period” means for any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan for any Agreed Currency), as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing, and the date of a Borrowing consisting of Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Borrowings.

“Issuing Lender” means each Initial Issuing Lender and each other Lender designated by the Company as an “Issuing Lender” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as an issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j), in each case so long as such Person shall remain an Issuing Lender hereunder.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

 “JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 10.13(b).

“LC Collateral Account” has the meaning set forth in Section 2.06(k).

“LC Commitment” means $100,000,000.

“LC Disbursement” means a payment made by any Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of any Borrower at such time; provided that, with respect to any component of any such amount in an Alternative Currency, such amount shall be the Dollar Equivalent thereof.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.  For purposes of computing the undrawn amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (1998), International Chamber of Commerce Publication No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Parent” means with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender-Related Person” has the meaning assigned to it in Section 10.03(d).

“Lenders” means (a) on the Effective Date, the Persons listed on Schedule 1.01A hereto and (b) thereafter, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued or continued pursuant to this Agreement.

“Leverage Ratio” means, as of the last day of any Test Period, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for such period.

“Liabilities” has the meaning assigned to such term in Section 10.03(b).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letters of Credit and any Designation Letters.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means a guarantee of the Guaranteed Obligations provided pursuant to Article IX.

“Loan Parties” means, individually and collectively, the Company, the other Borrowers and their respective successors and assigns.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Letter of Credit denominated in Dollars, New York City time and (b) with respect to a Loan or Letter of Credit denominated in euros or Sterling, London time and (c) with respect to a Letter of Credit denominated in any other Alternative Currency, the local time in the principal financial center where such Alternative Currency is cleared and settled, as reasonably determined by the Administrative Agent.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition, financial or otherwise, or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party, or (c) the rights of or benefits available to the Administrative Agent, the Lenders or any Issuing Lender under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $110,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA as to which any Loan Party or any ERISA Affiliate (i) makes or is obligated to make contributions, (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“New Lender” has the meaning set forth in Section 2.23(b).

“New Lender Supplement” has the meaning set forth in Section 2.23(b).

“New York Fed” means the Federal Reserve Bank of New York.

“New York Fed Bank Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Non-Consenting Lender” has the meaning set forth in Section 10.02(d).

“Non-Extending Lender” has the meaning set forth in Section 2.24(b).

“Non-Material Subsidiary” means, at any date, any Subsidiary of the Company (other than a Subsidiary Borrower) that, together with its consolidated Subsidiaries, provides less than 5% of the consolidated revenues of, or holds less than 5% of the consolidated assets of, the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP; provided that, the aggregate revenues or assets of all Non-Material Subsidiaries, determined in accordance with GAAP, may not exceed 10% of consolidated revenues or consolidated assets, respectively, of the Company and its consolidated Subsidiaries, collectively, at any time (and the Company will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Non-Material Subsidiaries” in order to comply with the foregoing limitation).

“Non-U.S. Lender” means any Lender or Issuing Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Notice Deadline” has the meaning set forth in Section 2.24(b).

“Obligations” means the Borrower Obligations and the Guaranteed Obligations.

“Off-Balance Sheet Liability” of a Person means any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any other excise, property, intangible, recording, filing or similar Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance or enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, but excluding Excluded Taxes.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).

“Participant” has the meaning set forth in Section 10.04(c).

“Participant Register” has the meaning set forth in Section 10.04(c).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning set forth in Section 10.16.

“Payment” has the meaning assigned to it in Article VIII.

“Payment Notice” has the meaning assigned to it in Article VIII

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)          Liens imposed by law for Taxes, assessments or governmental charges or levies on property that are not yet due and payable or are being contested in compliance with Section 5.04;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, servicemen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)          pledges and deposits (including letters of credit (and deposits securing letters of credit), surety bonds and other escrowed or trust holdings) made in the ordinary course of business in compliance with workers’ compensation laws, unemployment, general liability and other insurance, old age pensions and other social security or retirement benefits, or similar laws or regulations;

(d)          Liens incurred over cash deposits and other investments to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)          judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)          easements, zoning or other land use restrictions (including restrictive covenants or deed restrictions in connection with environmental cleanup obligations), rights-of-way and similar encumbrances or charges on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g)          bankers’ liens and rights of setoff arising by operation of law and contractual rights of setoff or any contractual Liens or netting rights, in each case, in favor of the relevant depository institutions in connection with any cash management services provided to the Company or any of its Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness.

“Permitted Floorplan Vehicle Transaction” means any of one or more financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the obligations of which are non-recourse (except for Permitted Floorplan Vehicle Transaction Undertakings) to the Company or any Subsidiary (other than any Permitted Floorplan Vehicle Transaction Subsidiary), pursuant to which the Company or any Subsidiary sells Floorplan Borrowing Base Assets and related assets or interests therein to either (a) a Person that is not a Subsidiary or (b) a Permitted Floorplan Vehicle Transaction Subsidiary that in turn sells its assets to a Person that is not a Subsidiary.

“Permitted Floorplan Vehicle Transaction Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Permitted Floorplan Vehicle Transactions.

“Permitted Floorplan Vehicle Transaction Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary that it has determined in good faith to be customary in financings similar to a Permitted Floorplan Vehicle Transaction, including, without limitation, those relating to the servicing of the assets of a Permitted Floorplan Vehicle Transaction Subsidiary.

“Permitted Foreign Sale and Leaseback Transactions” means sale and leaseback transactions with respect to the property or assets of Foreign Subsidiaries and Foreign Holdcos outside the United States of America.

“Permitted Foreign Securitization” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the obligations of which are non-recourse (except for Permitted Foreign Securitization Standard Undertakings) to the Company or any Subsidiary (other than any Permitted Foreign Securitization Subsidiary), pursuant to which the Company or any Subsidiary sells accounts, payment intangibles and related assets or interests therein in each case in respect of Foreign Receivables to either (a) a Person that is not a Subsidiary or (b) a Permitted Foreign Securitization Subsidiary that in turn sells its accounts, payment intangibles and related assets to a Person that is not a Subsidiary.

“Permitted Foreign Securitization Repurchase Obligation” means any obligation of the Company or any Subsidiary that is a seller of assets in a Permitted Foreign Securitization to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Permitted Foreign Securitization Standard Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary that it has determined in good faith to be customary in financings similar to a Permitted Foreign Securitization, including, without limitation, those relating to the servicing of the assets of a Permitted Foreign Securitization Subsidiary, it being understood that any Permitted Foreign Securitization Repurchase Obligation shall be deemed to be a Permitted Foreign Securitization Standard Undertaking.

“Permitted Foreign Securitization Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Permitted Foreign Securitizations.

“Permitted Other Sale and Leaseback Transactions” means sale and leaseback transactions with respect to the Available Sale and Leaseback Collateral.

“Permitted Refinancing Sale and Leaseback Transactions” means sale and leaseback transactions with respect to the Available Sale and Leaseback Collateral.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, except for any Multiemployer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period or (ii) the incurrence of any Indebtedness by the Company or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Acquisition” means an acquisition by any Borrower for which the aggregate consideration is greater than $500,000,000 and that is so designated in a Qualified Acquisition Notice; provided that no more than two acquisitions may be designated as Qualified Acquisitions during the term of this Agreement.

“Qualified Acquisition Notice” means a written notice from the Company to the Administrative Agent (i) delivered not later than 10 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date of closing of the proposed Qualified Acquisition, (ii) which describes the Qualified Acquisition which is the basis for such request (including a pro forma calculation of the Leverage Ratio immediately prior to and after giving effect to such Qualified Acquisition, which calculation shall indicate that the Leverage Ratio (a) immediately prior to such Qualified Acquisition is not greater than 3.75 to 1.00 and (b) immediately after giving pro forma effect thereto, does not exceed 4.25 to 1.00) and (iii) certify that no Event of Default has occurred and is continuing and that no Event of Default would occur after giving effect to such Qualified Acquisition, and otherwise in form reasonably satisfactory to the Administrative Agent.

“Qualified Acquisition Period” mean the period beginning on the date that a Qualified Acquisition is consummated and ending on the date that is twelve months thereafter.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Rating” has the meaning set forth in the definition of Applicable Pricing Grid.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is SONIA, then four Business Days prior to such setting or (4) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 10.04(b)(iv).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the New York Fed, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the New York Fed or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Jurisdiction” has the meaning set forth in Section 2.21(b)(ii).

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing Denominated in euros, the Adjusted EURIBOR Rate and (iii) with respect to any Borrowing denominated in Sterling, Daily Simple SONIA.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Screen Rate and (ii) with respect to any Term Benchmark Borrowing denominated in euros, the EURIBOR Screen Rate.

“Request Date” has the meaning set forth in Section 2.24(a).

“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the Total Commitment at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, “Required Lenders” means, Lenders having Credit Exposures representing more than 50% of the Total Credit Exposure at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revaluation Date” has the meaning set forth in Section 2.06(m).

“Revolving” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01.

 “S&P” means S&P Global Ratings, a segment of S&P Global Inc., or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions.  As of the Effective Date, the Sanctioned Countries are the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European

Union any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

 “SEC” means the United States Securities and Exchange Commission, together with any successor agency responsible for the administration and enforcement of the Securities Act of 1933, as amended from time to time, and the Exchange Act.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the New York Fed (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the New York Fed’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning assigned to it under the definition of Daily Simple SOFR.

“SOFR Rate Day” has the meaning assigned to it under the definition of Daily Simple SOFR.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means, as to any Borrowing, the SONIA Loans comprising such Borrowing.

“SONIA Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“SONIA Interest Day” has the meaning specified in the definition of “Daily Simple SONIA”.

“SONIA Loan” means a Loan that bears interest at a rate based on Daily Simple SONIA.

“Specified Change of Control” means a “Change of Control” (or other defined term having a similar purpose) as defined in the Existing Notes or in any document governing any refinancing thereof.

“Specified Time” means (i) in the case of Dollar Loans, 11:00 a.m. London time, (ii) in the case of euro Loans, 11:00 a.m. Brussels time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.  Such reserve percentage shall include those imposed pursuant to Regulation D.  Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful money of the United Kingdom.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Borrower” means (a) each wholly-owned Subsidiary of the Company that is listed under the caption “Subsidiary Borrowers” on the signature pages hereof and (b) each other wholly-owned Subsidiary of the Company that shall become a Subsidiary Borrower pursuant to Section 2.21, in each case so long as such Subsidiary shall remain a Subsidiary Borrower hereunder.

“Successor Company” has the meaning set forth in Section 6.03(a).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Syndication Agents” means, individually and collectively, Bank of America, N.A. and Wells Fargo Bank, National Association, in their capacity as Syndication Agents.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euros.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions or withholdings, assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Termination Letter” has the meaning set forth in Section 2.21(c).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term SOFR Determinate Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.  If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Test Period” means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable.

 “Total Assets” means, at any date, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and the Subsidiaries.

“Total Commitment” means, at any time, the aggregate amount of the Commitments as in effect at such time.

“Total Credit Exposure” means, at any time, the aggregate amount of the Credit Exposure of all Lenders at such time.

“Transactions” means the execution, delivery and performance by the Company and each Subsidiary Borrower of this Agreement and the other Loan Documents to which it is a party, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

 “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Alternate Base Rate, the Daily Simple SONIA or the Central Bank Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f)(ii)(C).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02          Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or a “SONIA Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing” or a “SONIA Borrowing”).

SECTION 1.03          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References to the “date of this Agreement”, the “date hereof” and similar locutions shall mean October 11, 2024.

SECTION 1.04          Accounting Terms; GAAP; Fiscal Year.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; provided, further, that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or any change in the application of GAAP on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the parties shall act in good faith to agree on such amendment (at the Company’s expense but without the payment of any consent or similar fee) and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Company will not change its fiscal year from a fiscal year consisting of four fiscal quarters ending on December 31, each fiscal quarter of which is comprised of three fiscal months consisting of a first fiscal month of four calendar weeks, a second fiscal month of four calendar weeks and a third fiscal month of five calendar weeks.

Notwithstanding anything to the contrary contained in the immediately preceding paragraph or the definition of “Capital Lease,” and notwithstanding any accounting change, only those leases that would have constituted “Capital Leases” under GAAP as in effect on December 31, 2015 (assuming for purposes hereof that they were in existence on such date) shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any accounting change after December 31, 2015, in the treatment of leases that has been applied in the preparation of the Company’s financial statements, the Company shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with the treatment of leases under GAAP as in effect immediately prior to such accounting change).

SECTION 1.05          Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

SECTION 1.06          Conversion of Foreign Currencies.

(a)          If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down (to the next 1/16 of 1%) by the Administrative Agent as it deems appropriate.

(b)          If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in currency had occurred.

(c)          The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of (i) with respect to any SONIA Loan, the date of the Borrowing of such SONIA Loan and (ii) with respect to any Term Benchmark Loan, the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to Dollars in effect on the date that is two Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall, except as provided in clause (d) of this Section, be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar month, in each case using the Exchange Rate for such currency in relation to Dollars in effect on the date that is two Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed or as of the last Business Day of such subsequent calendar month, as the case may be, and each such amount shall, except as provided in clause (d) of this Section, be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence.  The Administrative Agent shall promptly notify the Company of each determination of the Dollar Equivalent of any Borrowing or Letter of Credit.

(d)          Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI (other than Section 6.11) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the date of such determination.  For purposes of Section 6.11, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the Company’s annual and quarterly financial statements.

SECTION 1.07          Interest Rates.  The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.  The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any  interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to any Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.08          Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

SECTION 2.01          The Commitments.

(a)          Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in Dollars (“Dollar Loans”) and Revolving Loans denominated in any Alternative Currency (“Alternative Currency Loans”) to the Company and the Subsidiary Borrowers from time to time during the Availability Period if after giving effect thereto:

(i)          such Lender’s Credit Exposure would not exceed such Lender’s Commitment; and

(ii)         the Total Credit Exposure would not exceed the Total Commitment.

(b)          Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02          Loans and Borrowings.

(a)          Obligations of Lenders.  Each Revolving Loan to the Company or any Subsidiary Borrower shall be made as part of a Borrowing comprised of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided  that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Type of Loans.  Subject to Section 2.14 each Revolving Borrowing by the Company or any Subsidiary Borrower of (i) Dollar Loans shall be comprised entirely of ABR Loans or Term Benchmark Loans as the applicable Borrower may request in accordance herewith, (ii) Loans denominated in euros shall be comprised entirely of Term Benchmark Loans and (iii) Loans denominated in Sterling shall be comprised entirely of SONIA Loans.

Each Lender at its option may make any Term Benchmark Loan by causing any U.S. or non-U.S. branch or any Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          Minimum Amounts; Limitation on Number of Borrowings.  Each Revolving Term Benchmark Borrowing and/or Revolving SONIA Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Each Revolving ABR Borrowing shall be in an aggregate amount equal to $500,000 or a larger multiple of $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f).  Borrowings of more than one Type may be outstanding at the same time; provided  that there shall not at any time be more than a total of ten Revolving Term Benchmark or Revolving SONIA Borrowings outstanding.

(d)          Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, neither the Company nor any other Borrower shall be entitled to request (or to elect to convert to or continue as a Revolving Term Benchmark Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

SECTION 2.03          Requests for Revolving Borrowings.

(a)          Borrowing Requests.  To request a Revolving Borrowing, the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower shall notify the Administrative Agent of such request:

(i)          in the case of a Term Benchmark Borrowing by the Company or any Subsidiary Borrower, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing;

(ii)         in the case of an ABR Borrowing by the Company or any Subsidiary Borrower, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing; or

(iii)        in the case of a SONIA Borrowing, not later than 11:00 a.m., New York City Time, five Business Days before the date of the proposed Borrowing.

Each such Borrowing Request shall be irrevocable and shall be in writing in a form approved by the Administrative Agent and signed by the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(b)          Content of Borrowing Requests.  Each written Borrowing Request shall specify the following information in compliance with Sections 2.01 and 2.02:

(i)          the name of the relevant Borrower;

(ii)         the aggregate amount of the requested Borrowing;

(iii)        the currency of the requested Borrowing (which shall be Dollars, euro or Sterling);

(iv)        the date of such Borrowing (which shall be a Business Day);

(v)         in the case of a Borrowing to be denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(vi)        in the case of a Revolving Term Benchmark Borrowing, the initial Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vii)       the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

(c)          Notice by Administrative Agent; Determination of Lender Ratable Shares. Promptly following receipt of a Borrowing Request for a Borrowing by the Company or a Subsidiary

Borrower in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)          Failure to Elect.  With respect to any Borrowing Request by the Company or any Subsidiary Borrower:

(i)          in respect of a Revolving Borrowing denominated in Dollars, if no election as to the Type of such Revolving Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing; and

(ii)          if no Interest Period is specified with respect to any requested Term Benchmark Borrowing,  the applicable Borrower shall be deemed to have requested an ABR Borrowing.

SECTION 2.04          [Reserved].

SECTION 2.05          [Reserved].

SECTION 2.06          Letters of Credit.

(a)          General.  Subject to the terms and conditions set forth herein, in addition to the Loans provided for herein, from time to time during the Availability Period, a Borrower may request any Issuing Lender to issue Letters of Credit denominated in Dollars or an Alternative Currency for the account of such Borrower.  Each Letter of Credit shall be in such form as shall be acceptable to the Administrative Agent and the relevant Issuing Lender in its reasonable determination.  Letters of Credit issued hereunder, including the Dollar Equivalent of Letters of Credit denominated in any Alternative Currency, shall constitute utilization of the Commitments.

(b)          Notice of Issuance, Amendment, Renewal or Extension.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall deliver by hand or facsimile (or transmit by electronic communication, including an Approved Borrower Portal,  if arrangements for doing so have been approved by the relevant Issuing Lender of such Letter of Credit) to such Issuing Lender and the Administrative Agent (reasonably, but in any event no less than three Business Days, in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and currency of such Letter of Credit, the name of the account party (which shall be a Borrower or a Subsidiary and a Borrower as co-applicants), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by such Issuing Lender, such Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

An Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(i)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such

Letter of Credit, or any law applicable to such Issuing Lender shall prohibit, or require that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Lender in good faith deems material to it; or

(ii)         the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

(c)          Limitations on Amounts.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the relevant Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed the LC Commitment, (ii) if denominated in any Alternative Currency, the aggregate LC Exposure in any Alternative Currency shall not exceed $15,000,000, (iii) with respect to each Initial Issuing Lender, the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Initial Issuing Lender plus (y) the aggregate amount of all LC Disbursements by such Initial Issuing Lender that have not yet been reimbursed by or on behalf of any Borrower at such time shall not exceed $33,333,334 without the consent of such Initial Issuing Lender; provided that, with respect to any component of any such amount in an Alternative Currency, such amount shall be the Dollar Equivalent thereof, (iv) no Lender’s Credit Exposure shall exceed its Commitment and (v) the Total Credit Exposure would not exceed the Total Commitment.

(d)          Expiration Date.  No Letter of Credit shall have a stated expiry date that is later than the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Commitment Termination Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the applicable Issuing Lender pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to twelve months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Lender to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(e)          Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender of such Letter of Credit or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

In consideration and in furtherance of the foregoing, each relevant Lender hereby absolutely and unconditionally agrees, upon receipt of a notice as provided for in the final paragraph of

Section 2.06(f), to pay to the Administrative Agent, for the account of the relevant Issuing Lender of each Letter of Credit such Lender’s Applicable Percentage of the amount of each LC Disbursement, or the Dollar Equivalent of the amount of each LC Disbursement made in an Alternative Currency, made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the relevant Borrower or at any time after any reimbursement payment is required to be refunded to such Borrower for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the relevant Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to such Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the relevant Borrower of its obligation to reimburse such LC Disbursement.

(f)          Reimbursement.  If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the relevant Borrower receives notice that such LC Disbursement has been made, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the relevant Borrower receives such notice, if such notice is not received prior to such time; provided that the relevant Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with all or any portion of a Revolving ABR Borrowing in an amount permitted under Section 2.02(c) (in the event that such LC Disbursement was made in an Alternative Currency, such Borrowing Request shall be for the Dollar Equivalent of the amount of such LC Disbursement) and, to the extent so financed, the relevant Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving ABR Borrowing (or the applicable portion thereof).  Each such payment shall be made to the Issuing Lender in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in an Alternative Currency, in the event that such payment is not made to the Issuing Lender within three Business Days of the date of receipt by the relevant Borrower of such notice, upon notice by the Issuing Lender to the Borrower, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment) and in immediately available funds.  Any conversion by the Issuing Lender of any payment to be made by a Borrower in respect of any Letter of Credit denominated in an Alternative Currency into Dollars in accordance with this Section 2.06(f) shall be conclusive and binding upon such Borrower and the Lenders in the absence of manifest error; provided that upon the request of any Lender, the Issuing Lender shall provide to such Lender a certificate including reasonably detailed information as to the calculation of such conversion.  If a Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Lender or any Lender to any duty, charge or stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the applicable Borrower shall pay the amount of any such duty, charge or tax requested by the Administrative Agent, the relevant Issuing Lender or Lender.

If any Borrower fails to make payment when due in respect of any LC Disbursement relating to a Letter of Credit issued for its account, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower and such Lender’s Applicable Percentage thereof.

(g)          Obligations Absolute.  Each Borrower’s obligations to reimburse LC Disbursements as provided in Section 2.06(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) at any time or from time to time, without notice to any Borrower or any other Person, the time for any performance of or compliance with any of such reimbursement obligations of any other Borrower shall be waived, extended or renewed, (v) any of such reimbursement obligations of any other Borrower shall be amended or otherwise modified in any respect, or the Guarantee of any of such reimbursement obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with, (vi) any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Lenders as security for any of such reimbursement obligations shall fail to be perfected, (vii) the occurrence of any Default, (viii) the existence of any proceedings of the type described in  Section 7(g) or (h) with respect to any other Loan Party, (ix) any lack of validity or enforceability of any of such reimbursement obligations against any other Loan Party, or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of any Borrower hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender thereof or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender of such Letter of Credit; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to any Borrower or to any Lender which has funded its participation hereunder in such Letter of Credit to the extent of any direct damages (as opposed to special, indirect, punitive or consequential damages, claims in respect of which are hereby waived by the Loan Parties and the Lenders to the extent permitted by applicable law) suffered by any Borrower or any such Lender, as the case may be, that are caused by such Issuing Lender’s failure to exercise the standard of care agreed hereunder to be applicable when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that such standard of care shall be as follows, and that such Issuing Lender shall be deemed to have exercised such standard of care in the absence of gross negligence or willful misconduct on its part (as determined by a court of competent jurisdiction by final and nonappealable judgment):

(i)          an Issuing Lender of a Letter of Credit may accept documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; and

(ii)         an Issuing Lender of a Letter of Credit shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)          Disbursement Procedures.  Upon presentation of documents with respect to a demand for payment under a Letter of Credit, each Issuing Lender in respect of such Letter of Credit shall (i) promptly notify the Administrative Agent, the Company and (if different) the relevant Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment, (ii) promptly following its receipt of such documents, examine all documents purporting to represent a demand for payment under a Letter of Credit and (iii) promptly after such examination notify the Administrative Agent, the Company and (if different) the relevant Borrower by telephone (confirmed by telecopy or electronic mail) whether the Issuing Lender has made or will make an LC Disbursement under such Letter of Credit; provided that any failure to give or delay in giving any such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i)          Interim Interest.  If any Issuing Lender shall make any LC Disbursement, then, unless the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that such Borrower reimburses such LC Disbursement, (i) in the case of LC Disbursements made in Dollars, at the rate per annum then applicable to Revolving ABR Loans, (ii) in the case of LC Disbursements made in euros, at the rate per annum then applicable to EURIBOR Rate Loans,  (iii) in the case of LC Disbursements made in Sterling, at the rate per annum then applicable to SONIA Loans and (iv) in the case of LC Disbursements made in any other Alternative Currency, at the overnight London interbank offered rate for the relevant Alternative Currency determined by the Administrative Agent in good faith plus the Applicable Rate per annum then applicable to Term Benchmark Borrowings; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.06(f), then Section 2.13(e) shall apply.  In the case of LC Disbursements made in an Alternative Currency, the amount of interest due with respect thereto shall be payable in the applicable Alternative Currency; provided that, if the Borrower’s payment obligation with respect to an LC Disbursement made in an Alternative Currency has been converted pursuant to Section 2.06(f) into an obligation to pay the Dollar Equivalent of such amount, then interest payable thereon shall be payable in Dollars in the amount equal to the Dollar Equivalent thereof.  Interest accrued pursuant to this paragraph shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.06(e) to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

(j)          Additional Issuing Lenders; Termination of Issuing Lenders.  An Issuing Lender may be added, or an existing Issuing Lender may be terminated, under this Agreement at any time by written agreement between the Company, the Administrative Agent and the relevant Issuing Lender.  The Administrative Agent shall notify the Lenders of any such addition or termination.  At the time any such termination shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the Issuing Lender being terminated pursuant to Section 2.12(b)(i).  From and after the effective date of any such addition, the new Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter.  References herein to the term “Issuing Lender” shall be deemed to refer to each new Issuing Lender or to any previous Issuing Lender, or to such new Issuing Lender and all previous Issuing Lenders, as the context shall require.  After the termination of an Issuing Lender hereunder, the terminated Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such termination, but shall not be required to issue any new Letters of Credit or to renew or extend any such outstanding Letters of Credit.

(k)          Cash Collateralization.  If (i) an Event of Default shall have occurred and be continuing and the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (ii) any of the other provisions of this Agreement require cash collateralization, the Company shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Credit Parties (the “LC Collateral Account”), an amount in immediately available funds in Dollars equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such amount shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (g) or (h) of Article VII; provided, further, that the portions of such amount attributable to undrawn Letters of Credit issued in an Alternative Currency shall be deposited in the relevant Alternative Currency.  Such deposits shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement and for the payment and performance of the Obligations, and for this purpose the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and each Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Credit Parties in the LC Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrower’s risk and reasonable expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account.  Moneys and financial assets in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other Obligations.  The Administrative Agent shall cause all such cash collateral (to the extent not applied as aforesaid) to be returned to the Company within three Business Days after (A) in the case of clause (i) above, the applicable Event of Default shall have been cured or waived (so long as no other Event of Default has occurred and is continuing at such time) or (B) in the case of clause (ii) above, such cash collateral shall no longer be required pursuant to the applicable provision hereof.

(l)          Existing Letters of Credit.  Each of the letters of credit listed on Schedule 2.06(l) shall automatically, and without any action on the part of any Person, be deemed a Letter of Credit issued and continued hereunder as of the Effective Date.

(m)          Dollar Equivalent Determination.  The Administrative Agent shall determine the Dollar Equivalent of the LC Exposure with respect to Letters of Credit denominated in an Alternative Currency as of the end of each fiscal quarter of the relevant Borrower (such date, a “Revaluation Date”).  If after giving effect to any such determination of the Dollar Equivalent of such LC Exposure on a Revaluation Date, the LC Exposure exceeds 105% of the LC Commitment, the Borrowers shall, within five Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, deposit cash collateral in the LC Collateral Account pursuant to Section 2.06 in an amount equal to such excess.

(n)          Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Lender shall (i) provide to the Administrative Agent copies of any notice received from any

Borrower pursuant to Section 2.06(b) no later than the Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on the first Business Day of each week, the activity for each day during the immediately preceding week in respect of Letters of Credit issued by it, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (B) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, whether such Letter of Credit is a trade, financial or performance Letter of Credit, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), and no Issuing Lender shall be permitted to issue, amend, renew or extend such Letter of Credit without first obtaining written confirmation from the Administrative Agent that such issuance, amendment, renewal or extension is then permitted by the terms of this Agreement, (C) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount and currency of such LC Disbursement and (D) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION 2.07          Funding of Borrowings.

(a)          Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) 2:00 p.m., New York City time, in the case of Dollar Loans and (y) 12:00 noon, London time, in the case of Alternative Currency Loans, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that Revolving ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the relevant Issuing Lender.

(b)          Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the relevant Lender and the Borrowers agree (jointly and severally with each other Borrower, but severally and not jointly with the applicable Lenders) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate (in the case of amounts denominated in Dollars) or in accordance with such market practice (in the case of amounts denominated in an Alternative Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  With respect to any share of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently pays its share of such Borrowing to the Administrative Agent, then the Administrative Agent shall promptly repay any corresponding amount paid by the relevant Borrower to the Administrative Agent as provided in this paragraph (including interest thereon to the extent received by the Administrative Agent); provided that such repayment to such Borrower shall not operate as a waiver or any abandonment of any rights or remedies of such Borrower with respect to such Lender.

SECTION 2.08          Interest Elections.

(a)          Elections by the Borrowers for Revolving Borrowings.  The Loans constituting each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Revolving Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the relevant Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Revolving Term Benchmark Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided that (i) only Term Benchmark Borrowings which are Dollar Loans may be converted into an ABR Borrowings, (ii) the relevant Borrower may not elect to convert any Borrowing denominated in Sterling to any Type of Borrowing other than a SONIA Borrowing and (iii) the relevant Borrower may not elect to convert any Borrowing denominated in euros to any Type of Borrowing other than a Term Benchmark Borrowing.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          Notice of Elections.  To make an election pursuant to this Section, the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c)          Content of Interest Election Requests.  Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         in the case of a Borrowing to be denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)         if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have requested an Interest Period of one month’s duration.

(d)          Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          Failure to Elect; Events of Default.  If the Company or the relevant Subsidiary Borrower fails to deliver a timely and complete Interest Election Request with respect to a Revolving Term Benchmark Borrowing by a Borrower prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing (i) in the case of Dollar or Euro Loans, shall be automatically continued as a Term Benchmark Borrowing having an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company and the relevant Borrower, then, so long as an Event of Default is continuing (A) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a Term Benchmark Borrowing and (B) unless repaid, each (x) Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) Revolving Borrowing denominated in an Alternative Currency shall be converted to a CBR Borrowing; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, the Administrative Agent shall notify the Company in writing and any outstanding affected Term Benchmark Loans denominated in such Alternative Currency shall either be (1) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (2) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Company or the relevant Subsidiary Borrower by the earlier of (xx) the date that is three Business Days after receipt by the Company of such notice and (yy) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Company or the relevant Subsidiary Borrower shall be deemed to have elected clause (1) above.

SECTION 2.09          Termination and Reduction of the Commitments.

(a)          Scheduled Termination.  Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b)          Voluntary Termination or Reduction.  The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $25,000,000 or a larger multiple of $5,000,000; and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (x) the Total Credit Exposure would exceed the Total Commitment or (y) any Lender’s Credit Exposure would exceed such Lender’s Commitment.

(c)          Notice of Voluntary Termination or Reduction.  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)          Effect of Termination or Reduction.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10          Repayment of Loans; Evidence of Debt.

(a)          Repayment.  The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of the Lenders the outstanding principal amount of the Revolving Loans in the currency in which such Loans were made on the Commitment Termination Date.

(b)          [Reserved].

(c)          Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)          Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the relevant Lenders and each such Lender’s share thereof.

(e)          Effect of Entries.  The entries made in the records maintained pursuant to paragraph (c) or (d)  of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the relevant Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.

(f)          Promissory Notes.  Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note.  In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.  Thereafter, the Loans to such Borrower evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

SECTION 2.11          Prepayment of Loans.

(a)          Optional Prepayments.  Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)          Mandatory Prepayments.  If (i) on any Calculation Date the Total Credit Exposure exceeds 105% of the Total Commitment or (ii) on the last day of any Interest Period the Total Credit Exposure exceeds the Total Commitment, then, in each case of clause (i) or (ii), the Borrowers shall, within three Business Days of receipt of notice thereof from the Administrative Agent, prepay Loans in an amount such that, after giving effect thereto, the Total Credit Exposure does not exceed the Total Commitment; provided that any such prepayment shall be accompanied by accrued interest to the extent required by Section 2.13 but shall be without premium or penalty of any kind (other than any payments required under Section 2.16); provided, further, that if the aggregate principal amount of

Revolving Loans then outstanding (calculated using the Dollar Equivalent of any Borrowing denominated in an Alternative Currency) is less than the amount of such excess (because LC Exposure constitutes a portion thereof), the Borrowers shall, to the extent of the balance of such excess, deposit an amount in cash in the LC Collateral Account.  If the Borrowers are required to provide (and have provided the required amount of) cash collateral pursuant to this Section 2.11(b) and such excess is subsequently reduced, cash collateral in an amount equal to the lesser of (x) any such reduction and (b) the amount of such cash collateral (to the extent not applied as set forth in Section 2.06(k)) shall be returned to the Borrowers within two Business Days after any such reduction.

(c)          All such amounts pursuant to Section 2.11(b) shall be applied to prepay the Revolving Loans without a corresponding reduction in the Total Commitment and to cash collateralize outstanding LC Exposure.

(d)          Notices, Etc.  The Company shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder:

(i)          in the case of prepayment of a Revolving Term Benchmark Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment;

(ii)          in the case of prepayment of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of prepayment; or

(iii)         in the case of prepayment of a SONIA Borrowing, not later than 11:00 a.m., New York City time, five Business Days before the date of Prepayment.

Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and shall be made in the manner specified in Section 2.18(a).

SECTION 2.12          Fees.

(a)          Facility Fee.  The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Facility Fee Rate on the average daily amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Commitment Termination Date.  Accrued facility fees shall be payable in arrears on each fifteenth day after each Quarterly Date and on the Commitment Termination Date, commencing on the first such date to occur after the date hereof.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          Letter of Credit Fees.  The Company agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate applicable to Term Benchmark Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure.

(i)          The relevant Borrower with respect to each Letter of Credit agrees to pay to the Issuing Lender of such Letter of Credit (A) a fronting fee, which shall accrue at a rate per annum as agreed separately between the Company and the relevant Issuing Lender, of the average daily amount of the LC Exposure with respect to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which there ceases to be any such LC Exposure under such Letter of Credit and (B) such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of such Letter of Credit or processing of drawings thereunder.

(ii)          Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Lender pursuant to clause (B) of paragraph (b)(i) above shall be payable at the times separately agreed upon between the Company or the relevant Borrower and such Issuing Lender or otherwise within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          Administrative Agent Fees.  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)          Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13          Interest.

(a)          ABR Loans.  The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b)          Term Benchmark Loans.  The Loans comprising each Term Benchmark Borrowing shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing for the relevant currency plus the Applicable Rate.

(c)          SONIA Loans.  The Loans comprising each SONIA Borrowing shall bear interest at a rate per annum equal to Daily Simple SONIA plus the Applicable Rate.

(d)          CBR Loans.  The Loans comprising each CBR Borrowing shall bear interest at a rate per annum equal to the Central Bank Rate plus the Applicable Rate.

(e)          Default Interest.  Notwithstanding the foregoing, (1) if any principal of or interest on any Dollar Loan or any fee or other amount payable by any Borrower hereunder in Dollars is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section and (2) if any principal of or interest on any Alternative Currency Loan or any fee or other amount payable by any Borrower hereunder in any Alternative Currency is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgement, at a rate per annum equal to 2% plus the rate otherwise applicable to such Alternative Currency Loans.

(f)          Payment of Interest.  Accrued interest on each Loan shall be payable in arrears, in the currency such Loan was made, on each Interest Payment Date for such Loan and upon termination of the Commitments; provided  that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Revolving Term Benchmark Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(g)          Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest in respect of Loans denominated in Sterling shall be computed on the basis of a year of 365 days and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate or Daily Simple SONIA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14          Alternate Rate of Interest.  Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14:

(i)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the Adjusted Term SOFR Rate, the EURIBOR Rate or the Adjusted EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis) for such Borrowing in such currency for such Interest Period, (B) at any time, adequate and reasonable means do not exist for ascertaining Daily Simple SONIA or SONIA or (C) the making of any Borrowing would be illegal or conflict with any Requirement of Law; or

(ii)          the Administrative Agent is advised by the Required Lenders that (A) the Term SOFR Rate, the Adjusted Term SOFR Rate, the EURIBOR Rate or the Adjusted EURIBOR Rate Rate with respect to such Borrowing in the applicable Agreed Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing in such currency for such Interest Period or (B) at any time, Daily Simple SONIA or SONIA will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing and (B) if any Borrowing Request requests a Term Benchmark Borrowing or a SONIA Borrowing for the relevant rate above in an Alternative Currency, then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.  Furthermore, if any Term Benchmark Loan or SONIA Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or SONIA Loan, then until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Company’s election prior to such day: (A) be prepaid by the Company on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) such SONIA Loan shall bear interest at the Central Bank Rate for Sterling plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected SONIA Loans, at the Company’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(b)          Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business

Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)          Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make, in consultation with the Company, Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)          The Administrative Agent will promptly notify the Company and the Lenders of any occurrence of a Benchmark Transition Event, the implementation of any Benchmark Replacement, the effectiveness of any Benchmark Replacement Conforming Changes, the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)          Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and if a tenor that was removed pursuant to clause (i) above either is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)          Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Borrowing or SONIA Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Company will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans or (y) any Term Benchmark Borrowing or SONIA Borrowing denominated in an Alternative Currency shall be ineffective.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.  Furthermore, if any Term Benchmark Loan or SONIA Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or SONIA Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Company’s election prior to such day: be prepaid by the Company on such day or solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or such SONIA Loan shall bear interest at the Central Bank Rate for Sterling plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected SONIA Loans, at the Company’s election, shall either be converted into SONIA Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or be prepaid in full immediately.

SECTION 2.15          Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)          subject any Lender or any Issuing Lender to any Taxes (other than (A) Indemnified Taxes covered by Section 2.17 and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate or Adjusted EURIBOR Rate, as applicable) or any Issuing Lender; or

(iii)         impose on any Lender or any Issuing Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements.  If any Lender or any Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)          Certificates from Lenders.  A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          Dodd-Frank Act; Basel III.  Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

(f)          If by reason of any change in a Requirement of Law subsequent to the Effective Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, the funding of any Alternative Currency Loan in any currency or the funding of any Alternative Currency Loan in any currency to an office located other than in New York shall be impossible or such currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such currency is no longer readily calculable, then, at the election of the Administrative Agent, for so long as such condition shall continue in effect, no Alternative Currency Loans in the applicable currency shall be made or any Alternative Currency Loan in the relevant currency shall be made to an office of the Administrative Agent located in New York, as the case may be.

(g)          (i) If payment in respect of any Alternative Currency Loan shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any change in a Requirement of Law subsequent to the Effective Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, such currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such currency is no longer readily calculable, then, at the election of any affected Lender, the applicable Borrower shall make payment of such Loan in Dollars (based upon the Exchange Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York or (ii) if any Alternative Currency in which Loans are outstanding is redenominated then, at the election of any affected Lender, such affected Loan and all obligations of the applicable Borrower in respect thereof shall be converted into obligations in Dollars (based upon the Exchange Rate in effect on such date, as determined by the Administrative Agent in accordance with the terms hereof), and, in each case, the applicable Borrower shall indemnify the Lenders, against any currency exchange losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

SECTION 2.16          Break Funding Payments.  (a) With respect to Loans that are not SONIA Loans, in the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Revolving Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(d) and is revoked in accordance therewith) or (d) the assignment as a result of a request by the Company pursuant to Section 2.19(b) of any Revolving Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, then, the Company shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) With respect to SONIA Loans, in the event of (i) the payment of any principal of any SONIA Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any SONIA Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d)and is revoked in accordance therewith), (iii) the assignment of any SONIA Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Company pursuant to Section 2.19(b) or (iv) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in Sterling on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17          Taxes.

(a)          Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law; provided that if any Taxes are required to be withheld or deducted from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, a Lender (or with respect to a Lender treated as a partnership for U.S. federal income tax purposes its direct or indirect partners) or an Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) such withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)          Payment of Other Taxes.  In addition, the Loan Parties shall timely pay, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Indemnification of the Administrative Agent and the Lenders.  Without duplication of the obligations of each Loan Party pursuant to Section 2.17(a) or (b), each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, in each case on or with respect to payments by or on account of any obligations of any Loan Party hereunder or under any other Loan Document.  A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d)          Evidence of Payments.  As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent for its own account, the account of the relevant Lender or the relevant Issuing Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Indemnification of the Administrative Agent and the Loan Parties.  Each Lender and Issuing Lender shall, within 30 days after demand therefor, indemnify (i) the Administrative Agent for the full amount of any Taxes attributable to such Lender and any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register, and (ii) each of the Loan Parties for the full amount of any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or such Loan Party, as the case may be, in connection with any Loan Document, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender or Issuing Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the relevant Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than U.S. federal withholding tax, the completion, execution and submission of such forms shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing,

(i)          any Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of a Borrower or the Administrative Agent), duly completed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)          any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of a Borrower or the Administrative Agent), whichever of the following is applicable:

(A)         duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)          duly completed copies of Internal Revenue Service Form W-8ECI or IRS Form W-8EXP (or any successor form),

(C)          in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that (i) such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 871(h)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of  Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form),

(D)         to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY (or any successor form), accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E (or any successor form), U.S. Tax Compliance Certificate substantially in the form of Exhibit H-3 or Exhibit H-4, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 on behalf of each such beneficial owner, or

(E)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(iii)         If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by a Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

In the event the Administrative Agent, any Issuing Lender or any Lender shall become subject to Taxes because of its failure to deliver a form required under this Section, the Company (and, if applicable, the relevant Loan Party) shall take such steps as the Administrative Agent, such Issuing Lender or such Lender, as the case may be, shall reasonably request to assist it to recover such Taxes; provided that, in the reasonable judgment of the Company (or such Loan Party), such steps shall not subject the Company (or such Loan Party) to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Company (or such Loan Party) in any material respect.

Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(g)          Refunds.  If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, such Lender or such Issuing Lender be required to pay any amount to a Loan Party pursuant to this paragraph (g) the payment of which would place the Administrative Agent, such Lender or such Issuing Lender in a less favorable net after-Tax position than the Administrative Agent, such Lender or such Issuing Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h)          Survival.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.18          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          Payments by the Loan Parties.

(i)          Each Loan Party shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after 12:00 noon, Local Time on any such due date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender as expressly provided herein and payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(ii)          Prior to any repayment of any Borrowings hereunder (other than the repayment in full of all outstanding Borrowings on the scheduled date of such repayment), the Borrowers shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) of such selection not later than 11:00 a.m., Local Time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings denominated in Dollars shall be applied to repay any outstanding ABR Borrowings before any other Borrowings.  If a Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid (in accordance with the immediately preceding sentence) or prepaid (in accordance with Section 2.11(d)), such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).  Each repayment or prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in such Borrowing.

(iii)         All amounts owing under this Agreement are payable in Dollars, except as expressly provided for herein.

(b)          [Reserved].

(c)          Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) subject to Section 2.03(c), each Revolving Borrowing shall be made from the relevant Lenders and each termination or reduction of the amount of the Commitments under Section 2.09 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Revolving Borrowing shall be allocated pro rata among the relevant Lenders to such Borrower according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Loans by a Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans made to such Borrower held by them; (iv) each payment of interest on Revolving Loans by a Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders and (v) each payment of facility fees under Section 2.12 shall be made for the account of the Lenders pro rata in accordance with the amounts of facility fees then due and payable to the respective Lenders.

(d)          Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)          Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Company or the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of a Lender or an Issuing Lender hereunder that the Company, such Borrower as the case may be, will not make such payment, the Administrative Agent may assume that the Company or such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender or such Issuing Lender, as the case may be, the amount due.  In such event, if the Company or such Borrower has not in fact made such payment, then each of the relevant Lenders or the relevant Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate (in the case of amounts denominated in Dollars) or the applicable Relevant Rate (in the case of amounts denominated in an Alternative Currency) .

(f)          Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(e), 2.07(a) or  2.18(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19          Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office.  If any Lender or any Issuing Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender or any Issuing Lender pursuant to Section 2.17, then such Lender or such Issuing Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans, LC Disbursements or participations in LC Disbursements hereunder (as applicable) or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender or such Issuing Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuing Lender; provided that, upon any such change in any lending office or assignment, such Lender or such Issuing Lender shall provide or cause to be delivered to the Administrative Agent and the Company (and, if applicable, the relevant Subsidiary Borrower) the appropriate forms specified in and to the extent by Section 2.17.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders or Issuing Lenders.  If any Lender or any Issuing Lender requests compensation under Section 2.15, if any Borrower is required to pay any additional amount to any Lender, any Issuing Lender or any Governmental Authority for the account of any Lender or any Issuing Lender pursuant to Section 2.17 or if any Lender becomes a Defaulting Lender or a Non-Extending Lender, then the Company may, at its sole expense and effort, require such Lender or such Issuing Lender (each a “Departing Lender”), upon notice to such Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender or another Issuing Lender, if a Lender or Issuing Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent and each Issuing Lender (which consent in each case shall not unreasonably be withheld), (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans, LC Disbursements and participations in LC Disbursements (as applicable), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the relevant Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or such Issuing Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20          Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Borrower Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Borrower Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21          Designation of Subsidiary Borrowers.

(a)          Designation of Subsidiary Borrowers.  Subject to the terms and conditions of this Section (including paragraph (b) of this Section), the Company may, at any time or from time to time upon not less than 20 Business Days’ notice to the Administrative Agent (or such other period which is acceptable to the Administrative Agent), request that a wholly-owned Subsidiary specified in such notice become a party to this Agreement as a Subsidiary Borrower; provided that each such designation shall be subject to the prior approval of the Administrative Agent (which approval shall not be unreasonably withheld).  The Administrative Agent shall, upon receipt of such notice from the Company, promptly notify each Lender of the Company’s request to designate a new Subsidiary Borrower; provided that in the case of any such notice from the Company requesting to designate a Foreign Subsidiary as a Subsidiary Borrower, (i) the Administrative Agent shall notify each Lender of such request at least five days prior to granting approval of such designation and (ii) if any Lender notifies the Administrative Agent within five Business Days of such Lender’s receipt of such notice that neither it nor any of its branches or Affiliates is permitted by applicable Requirements of Law to make Loans to, and participate in Letters of Credit for the account of, the relevant Foreign Subsidiary, the Administrative Agent shall withhold its approval of such designation.  Upon such approval and the satisfaction of the conditions specified in paragraph (b) of this Section, such Subsidiary shall become a party to this Agreement as a Subsidiary Borrower and entitled to borrow Loans on and subject to the terms and conditions of this Agreement, and the Administrative Agent shall promptly notify the Lenders of the effectiveness of such designation.

(b)          Conditions Precedent to Designation Effectiveness.  The designation by the Company of any wholly-owned Subsidiary as a Subsidiary Borrower hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents (each of which shall be satisfactory to the Administrative Agent in form and substance):

(i)          Designation Letter.  A Designation Letter, duly completed and executed by the Company and the relevant Subsidiary, delivered to the Administrative Agent at least 5 Business Days before the date on which such Subsidiary is proposed to become a Subsidiary Borrower;

(ii)          Opinion of Counsel.  If requested by the Administrative Agent, a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date of the related Designation Letter) of counsel to such Subsidiary satisfactory to the

Administrative Agent in the jurisdiction in which such Subsidiary is organized (the “Relevant Jurisdiction”), (and the Company and such Subsidiary Borrower hereby and by delivery of such Designation Letter instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent, if such opinion is so requested), as to such matters as the Administrative Agent may reasonably request (which may include the due incorporation of such Subsidiary under the laws of the Relevant Jurisdiction, the due authorization, execution and delivery by such Subsidiary of such Designation Letter and of any Borrowings to be made by it hereunder, the obtaining of all licenses, approvals and consents of, and the making of all filings and registrations with, any applicable Governmental Authority required in connection therewith (or the absence of any thereof), and the legality, validity and binding effect and enforceability thereof);

(iii)         Corporate Documents.  Such documents and certificates as the Administrative Agent may reasonably request (including certified copies of the organizational documents of such Subsidiary and of resolutions of its board of directors authorizing such Subsidiary Borrower becoming a Borrower hereunder, and of all documents evidencing all other necessary corporate or other action required with respect to such Subsidiary Borrower becoming party to this Agreement); and

(iv)         Other Documents.  Receipt of such other documents relating thereto as the Administrative Agent or its counsel may reasonably request, which may include other documents that are consistent with conditions for Subsidiary Borrowers set forth in Section 4.01.

(c)          Termination of Subsidiary Borrowers.  The Company may, at any time at which no Loans or any other amounts hereunder or under any other Loan Documents shall be outstanding to any Subsidiary Borrower, terminate such Subsidiary Borrower as a Borrower hereunder by delivering an executed notice thereof (each a “Termination Letter”), substantially in the form of Exhibit E, to the Administrative Agent.  Any Termination Letter furnished hereunder shall be effective upon receipt thereof by the Administrative Agent (which shall promptly so notify the relevant Lenders and Issuing Lenders (as applicable)) and all commitments of the relevant Lenders to make Loans to such Subsidiary Borrower and all of rights of such Subsidiary Borrower hereunder shall terminate and such Subsidiary Borrower shall immediately cease to be a Borrower hereunder.  Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (i) for the avoidance of doubt, any obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery (including any obligation arising thereafter in respect of such Subsidiary Borrower under Section 2.17) or (ii) the obligations of the Company under Article IX with respect to any such unpaid obligations.

SECTION 2.22          Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)          the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)          if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)          all or any part of such LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment;

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lenders only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(k) for so long as such LC Exposure is outstanding;

(iii)         if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.22(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)         if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.22(c), then the fees payable to the Lenders pursuant to Sections 2.12(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)          if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.22(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until such LC Exposure is cash collateralized and/or reallocated;

(d)          so long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.22(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)          any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(d) but excluding Section 2.19) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable Requirement of Law, shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any

Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (c) above.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.23          Incremental Revolving Commitments

(a)          The Company and any one or more Lenders (including New Lenders but without the consent of any other Lender) may from time to time agree that such Lenders shall obtain or increase the amount of their Commitments by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and (ii) the applicable Increased Facility Closing Date.  Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of incremental Commitments obtained after the Effective Date pursuant to this paragraph shall not exceed $250,000,000 and (ii) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (y) no more than 4 Increased Facility Closing Dates may be selected by the Company after the Effective Date.  In connection with any increase described in this paragraph, (i) the Company shall provide the Administrative Agent with certificates and legal opinions as the Administrative Agent may reasonably request, (ii) the representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the Increased Facility Closing Date (or, if any such representation or warranty is expressly stated to have been made as of a specific earlier date, as of such specific date) and (iii) at the time of and immediately after giving effect to such increase, no Default or Event of Default shall have occurred and be continuing.  No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)          Any additional bank, financial institution or other entity which, with the consent of the Company and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.23(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit J, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)          Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date (i) the Borrowers shall borrow Revolving Loans under the relevant increased Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Term Benchmark Loans, of each Term Benchmark Borrowing) which would then have been outstanding from such Lender if (x) each such Type or Term Benchmark Borrowing had been borrowed or effected on such Increased Facility Closing Date and (y) the aggregate amount of each such Type or Term Benchmark Borrowing requested to be so borrowed or effected had been proportionately increased, and (ii) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each New Lender, and each such New Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to such Commitment increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender (including each such New Lender) will equal such Lender’s Applicable Percentage after giving effect to the new Commitments.  The Relevant Rate applicable to any Term Benchmark Loan borrowed pursuant to the preceding sentence shall equal the Relevant Rate then applicable to the Term Benchmark Loans of the other Lenders in the same Term Benchmark Borrowing (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the applicable Borrower and the relevant Lender).

(d)          Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Closing Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of the incremental Commitments evidenced thereby.  Any such deemed amendment may be effected in writing by the Company. the Administrative Agent and the Lenders participating in the relevant increase and furnished to the other parties hereto.

SECTION 2.24          Extension of Commitment Termination Date

(a)          Requests for Extension.  The Company may, at any time (but no more than two times under this Agreement), by notice (the date of such notice, the “Request Date”) to the Administrative Agent (who shall promptly notify the Lenders), request that each Lender extend such Lender’s

Commitment Termination Date for an additional year from the Commitment Termination Date then in effect hereunder (the “Existing Termination Date”; any anniversary of the Existing Termination Date to which Commitments shall be extended being called the “Extended Commitment Termination Date”).

(b)          Lender Elections to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 20 days following the Request Date (the “Notice Deadline”), advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Commitment Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Deadline) and any Lender that does not so advise the Administrative Agent on or before the Notice Deadline shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.  Following any extension, the LC Exposure shall continue to be held ratably among the Lenders, but on the Commitment Termination Date applicable to the Loans of any Non-Extending Lender, the LC Exposure of such Non-Extending Lender shall be ratably reallocated, to the extent of the unused Commitments of the extending Lenders, to such extending Lenders (without regard to whether the conditions set forth in Section 4.02 can then be satisfied) and the Borrowers shall cash collateralize the balance of such LC Exposure in accordance with Section 2.06(k). Promptly following the Notice Deadline, the Administrative Agent shall notify the Company of each Lender’s determination under this Section.

(c)          Additional Commitment Lenders.  The Company shall have the right on or before the Existing Termination Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more assignees with Commitments terminating on the Extended Commitment Termination Date (each, an “Additional Commitment Lender”) as provided in Section 2.19(b), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall undertake a Commitment of such Non-Extending Lender (and, if any such Additional Commitment Lender is already a Lender, its Commitment of such Non-Extending Lender shall be in addition to such Lender’s Commitment hereunder on such date).

(d)          Minimum Extension Requirement.  If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Commitment Termination Date and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the date on which such extension becomes effective, then, effective as of such date, the Commitment Termination Date of each extending Lender and of each Additional Commitment Lender shall be extended to the Extended Commitment Termination Date (except that, if such date is not a Business Day, such Extended Commitment Termination Date shall be the immediately preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(e)          Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, the extension of the Commitment Termination Date pursuant to this Section shall not be effective with respect to any Lender unless: (i) at the time of and immediately after giving effect to such extension, no Default or Event of Default shall have occurred and be continuing; (ii) the representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such extension (or, if any such representation or warranty is expressly stated to have been made as of a specific earlier date, as of such specific date); and (iii) on the Existing Termination Date, each of the Borrowers shall prepay any outstanding Loans of each Non-Extending Lender that has not been replaced as provided in Section 2.24(c) (and pay any additional amounts required pursuant to Section 2.16).

(f)          Issuing Lenders.  Each Issuing Lender shall be deemed to be a Lender for purposes of this Section 2.24 with respect to the extension of its LC Commitment.

(g)          Conflicting Provisions.  This Section 2.24 shall supersede any provisions in Section 2.18 or 10.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01          Organization; Powers.  Each of the Loan Parties and each of their Subsidiaries (other than Non-Material Subsidiaries) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to carry on its business as now conducted.  Each of the Loan Parties and each of their Subsidiaries (other than Non-Material Subsidiaries) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.02          Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate, limited liability company or other like powers and have been duly authorized by all necessary corporate, limited liability company or other like action and, if required, by all necessary shareholder, member, partner or other like action.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03          Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not (i) violate in any material respect any applicable law or regulation or any order of any Governmental Authority binding upon the Company or any of its Subsidiaries or (ii) violate the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company, any Loan Party or any of their Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by any such Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except Liens pursuant to the Loan Documents.

SECTION 3.04          Financial Condition; No Material Adverse Change.

(a)          Financial Condition.  The Company has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2023, reported on by its independent public accountants and (ii) its unaudited consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal quarter ended June 29, 2024.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company and its

Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of such quarterly statements, to the absence of notes and normal year-end adjustments.

(b)          No Material Adverse Effect.  Since December 31, 2023, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05          Properties.

(a)          Property Generally.  Each of the Loan Parties and their Subsidiaries has good and marketable title to, or valid leasehold interests in, all the real and personal property that is material to its business, free of all Liens other than Liens permitted by Section 6.02.

(b)          Intellectual Property.  Except where such failure would not reasonably be expected to have a Material Adverse Effect, each of the Loan Parties and their Subsidiaries owns, or is licensed to use, all trademarks, tradenames, domain names, copyrights, patents, technology, trade secrets, know-how and other intellectual property rights (“Intellectual Property”) material to the business of the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Liens permitted by Section 6.02(b), and the use thereof and the conduct of their business by each of the Loan Parties and their Subsidiaries does not infringe in any material respect upon the rights of any other Person.  Each such registration and application that is material to the conduct of the business of the Company and its Subsidiaries taken as a whole is subsisting, and has not expired or been abandoned or cancelled.

SECTION 3.06          Litigation and Environmental Matters.

(a)          Actions, Suits and Proceedings.  Except as disclosed in Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Loan Party, threatened against or affecting the Company or any of its Subsidiaries that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve this Agreement, any other Loan Document or the Transactions.

(b)          Environmental Matters.  Except as disclosed in Schedule 3.06(b), and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, registration, exemption, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any pending or threatened claim with respect to any Environmental Liability and (iv) knows of any basis for any Environmental Liability.

SECTION 3.07          Investment Company Act.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended, or is subject to registration under that Act.

SECTION 3.08          Taxes.  Each of the Company and its Subsidiaries has timely filed or caused to be timely filed all Tax returns and reports required to have been filed and has timely paid or caused to be timely paid all Taxes required to have been paid by it (including in its capacity as withholding agent), except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) where the failure to do so could not reasonably be expected to individually or in the aggregate result in a Material Adverse Effect.  No material Tax liens have been filed and no material claims are being asserted with respect to any Taxes.

SECTION 3.09          ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715:  Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10          Disclosure.  (a) Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (i) with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (ii) it is understood and agreed that uncertainty is inherent in any forecasts or projections and no assurances can be given by the Company of the future achievement of such performance.

(b)          As of the Effective Date, to the best knowledge of the Company, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.11          Use of Credit.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.12          Compliance with Laws and Agreements.  Each Loan Party and its Subsidiaries are in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it (including those under the PATRIOT Act to the extent applicable to it) or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13          No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 3.14          [Reserved].

SECTION 3.15          [Reserved].

SECTION 3.16          [Reserved].

SECTION 3.17          [Reserved].

SECTION 3.18          Insurance.  As of the Effective Date, the insurance required under Section 5.05 is in effect and all premiums in respect of such insurance have been paid.  The Borrowers believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries are adequate.

SECTION 3.19          Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns, and no material unfair labor practice charges, against any Loan Party or its Subsidiaries pending or, to the knowledge of the Borrowers, threatened.  The terms and conditions of employment, hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in material violation of the Fair Labor Standards Act, or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters.  All material payments due from any Loan Party or any of its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages, vacation pay and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

SECTION 3.20          Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions.   The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and, to the knowledge of the Company, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respect and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person.  None of (i) the Company, any Subsidiary or any of their respective directors, officers or employees or (ii) to the knowledge of the Company, any Subsidiary that will act in any capacity in connection with or directly benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan or Letter of Credit, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.21          EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

SECTION 3.22          Plan Assets; Prohibited Transactions.  No Loan Party is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor  performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV

CONDITIONS

SECTION 4.01          Effective Date.  This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)          Executed Counterparts.  The Administrative Agent (or its counsel) shall have received (i) from the Company, each Subsidiary Borrower and each Person listed on Schedule 1.01A either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include, for the avoidance of doubt, any Electronic Signature delivered in accordance with Section 10.06(b) of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (which may include facsimile transmission of a signed signature page) of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

(b)          Opinion of Counsel to the Loan Parties.  The Administrative Agent (or its counsel) shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Cravath, Swaine & Moore LLP, counsel to the Loan Parties, substantially in the form of Exhibit C and such other counsel for the Loan Parties satisfactory to the Administrative Agent, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Company hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent), in each case in form and substance reasonably acceptable to the Administrative Agent and its counsel.

(c)          [Reserved].

(d)          Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers or managers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by‑laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(e)          No Default Certificate.  The Administrative Agent shall have received a certificate, signed by a Financial Officer and dated the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(f)          Fees.  The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented at least two Business Days prior to the Effective Date (including the reasonable fees and expenses of legal counsel).

(g)          Amendment and Restatement.  On the Effective Date, all Loans and other amounts outstanding under the Existing Credit Agreement, if any, shall be repaid and unpaid accrued interest, commitment fees and letter of credit fees payable under the Existing Credit Agreement shall be paid, in each case contemporaneously with the making of Loans hereunder.

(h)          Governmental and Third-Party Approval.  All governmental and third-party approvals necessary in connection with the financing contemplated hereunder and the continuing operations of the Company and its Subsidiaries (including shareholder and lender approvals, if any) shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose burdensome conditions on the financing contemplated hereby.

(i)          Legal and Regulatory Matters.  All legal (including tax implications) and regulatory matters shall be reasonably satisfactory to the Administrative Agent, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

(j)          Subsidiary Borrowers.  The Administrative Agent shall have received, for each Subsidiary designated as a Subsidiary Borrower as of the Effective Date, such documents and certificates required to be delivered under Section 2.21 to the extent that (i) such Subsidiary was not a Subsidiary Borrower immediately prior to giving effect to the Effective Date and (ii) such documents and certificates are not already being delivered hereunder.

(k)          Other Documents.  (i) Each Lender shall have received all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been requested by such Lender and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days Prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least ten (10) Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

Any determination by the Administrative Agent that the provisions of this Section 4.01 have been satisfied (or waived in accordance with Section 10.02) shall be conclusive and binding unless any Lender shall object prior to the Effective Date.  The Administrative Agent shall notify the Company and the Lenders of the Effective Date, which must occur on or prior to 11:59 p.m., New York City time, on October 11, 2024, and such notice shall be conclusive and binding.

SECTION 4.02          Each Credit Event.  The obligation of each Lender to make any Loan, and of the Issuing Lenders to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a)          the representations and warranties of the Loan Parties set forth in Article III of this Agreement (but excluding the representations and warranties set forth in Section 3.04(b) and 3.06(a)) shall be true and correct in all material respects (or, to the extent subject to materiality or Material Adverse Effect qualifiers, in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit (or, if any such representation or warranty is expressly stated to have been made as of a specific earlier date, as of such specific date), as applicable; and

(b)          at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

The making of each Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full in cash and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01          Financial Statements and Other Information.  The Company will furnish to the Administrative Agent and each Lender:

(a)          as soon as available, but in any event within 75 days after the end of each fiscal year of the Company (or such lesser number of days within which the Company shall be required to file its Annual Report on Form 10-K for such fiscal year with the SEC), the audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)          as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or such lesser number of days within which the Company shall be required to file its Quarterly Report on Form 10-Q for such fiscal quarter with the SEC), the consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          within the time specified for delivery of financial statements under clause (a) or (b) of this Section, (I) a certificate of a Financial Officer certifying, (i) in the case of financial statements delivered pursuant to clause (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (II) if there shall have been any material change in GAAP or in the application thereof that applies to the Company or any Subsidiary since the date of the audited financial statements referred to in Section 3.04(a) (unless such change shall theretofore have been notified under this subclause (II)), a notification from a Financial Officer as to such change, specifying the effect of such change on the financial statements accompanying such notification;

(d)          [reserved];

(e)          [reserved];

(f)          [reserved];

(g)          [reserved];

(h)          promptly (i) after the filing thereof, copies of all periodic and other reports, periodic and other certifications of the chief executive officer and chief financial officer of the Company, registration statements and other publicly available materials filed by the Company or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange (other than any exhibits to any of the foregoing which are too voluminous to furnish and which are made available by the Company or any of its Subsidiaries on such Person’s website and any registration statement on Form S-8 or its equivalent) and (ii) after the distribution thereof, copies of all financial statements, reports, proxy statements and other materials distributed by the Company to its shareholders generally;

(i)          [reserved];

(j)          [reserved]; and

(k)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent in order to comply with the Beneficial Ownership Regulation.

Financial statements and other documents required to be delivered pursuant to clause (a), (b) or (h) of this Section (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i)  such documents shall be available on the website of the SEC at http://www.sec.gov, (ii) the Company posts such financial statements or other documents, or provides a link thereto, on the Company’s website on the Internet or (iii) such financial statements or other documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 5.02          Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          the occurrence of any Default or Event of Default; and

(b)          any event or development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth in reasonable detail the nature of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03          Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Subsidiaries to, other than in the case of any Non-Material Subsidiary, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where any of the following could not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, privileges, governmental authorizations, Intellectual Property rights and franchises used or useful in the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04          Taxes.  Each Loan Party will, and will cause each of its Subsidiaries to, pay or discharge all Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to individually or in the aggregate result in a Material Adverse Effect.

SECTION 5.05          Maintenance of Properties; Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, in each case, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06          Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (but in no event more frequently than one time a year unless an Event of Default has occurred and is continuing) and all with a representative of the Company present.

SECTION 5.07          Compliance with Laws and Obligations.

(a)          Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it (including those under the PATRIOT Act to the extent applicable to it) or its property and all Material Indebtedness and all other material Contractual Obligations not constituting Indebtedness, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          The Company will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08          Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used, and Letters of Credit will be issued, only for general corporate purposes of the Company and its Subsidiaries including acquisitions otherwise permitted hereunder.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X as in effect from time to time.  The Borrowers will not request or obtain any Borrowing or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit, (A) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (B) for any other purpose that would result in the violation of any Sanctions applicable to any party hereto.  The Borrowers will not request or obtain any Borrowing or Letter of Credit, and the Company shall take reasonable measures to ensure that the proceeds of any Borrowing or Letter of Credit are not used, and that its Subsidiaries and its or their respective directors, officers and employees shall not use the proceeds of any Borrowing or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

SECTION 5.09          Governmental Authorizations.  Each Loan Party will, and will cause each of its Subsidiaries to, promptly from time to time obtain or make and maintain in full force and effect all material licenses, consents, authorizations and approvals of, and all material filings and registrations with, any Governmental Authority from time to time necessary under the laws of the jurisdiction in which each Loan Party is located for the making and performance by each such Loan Parties of the Loan Documents.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full in cash and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01          Indebtedness.

The Company will not permit any of its Subsidiaries (other than any Loan Party) to create, incur or suffer to exist any Indebtedness, except:

(a)          [reserved];

(b)          Indebtedness of Subsidiaries existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c)          Indebtedness of any Subsidiary to the Company or any other Subsidiary;

(d)          Guarantees by any Subsidiary of Indebtedness of the Company or any other Subsidiary, provided that the Indebtedness so Guaranteed is permitted or not prohibited by this Section 6.01;

(e)          Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness),

including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of (x) $115,000,000 and (y) 5% of Total Assets at the time of incurrence (and after giving effect thereto and to related acquisitions and dispositions of assets), as determined based on the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b);

(f)          Indebtedness which represents an extension, refinancing, replacement or renewal of any of the Indebtedness described in clauses (b), (e), (j), (k), (l) or (u) hereof; provided that, (i) the principal amount of such Indebtedness is not increased (except to the extent used to finance accrued interest and premium (including tender or makewhole premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) any Liens securing such Indebtedness are not extended to any additional property the Company or any of its Subsidiaries or, if the original Indebtedness was unsecured, then the refinancing, renewal or extension Indebtedness shall be unsecured (other than with Available Collateral), (iii) no Subsidiary that was not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto and (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed;

(g)          Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)          Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)          Indebtedness of any Subsidiary that owns Available Collateral; provided that the aggregate principal amount of Indebtedness at any time outstanding in reliance on this paragraph (i) (net of the amount of any proceeds on deposit in any control account as described above) shall not, when taken together with the aggregate amount of sale and leaseback transactions consummated pursuant to clause (ii) or (iii) of Section 6.07, exceed $300,000,000; provided further that immediately after giving effect on a Pro Forma Basis to the incurrence of any Indebtedness pursuant to this paragraph (i), no Default or Event of Default shall have occurred and be continuing;

(j)          [reserved];

(k)          Indebtedness of Foreign Subsidiaries or of Foreign Holdcos; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (k), together with the aggregate amount of sale and leaseback transactions consummated pursuant to clause (iv) of Section 6.07, at any time outstanding shall not exceed the greater of (x) $150,000,000 and (y) 6.0% of the aggregate assets held by, or related to, the Foreign Subsidiaries of the Company determined at the time of incurrence (and after giving effect thereto and to related acquisitions and dispositions of assets), as determined based on the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b) (or, prior to the first such delivery of financial statements, in the financial statements referred to in Section 3.04(a));

(l)          Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (l) at any time outstanding shall not exceed $35,000,000;

(m)         Indebtedness arising out of Capital Leases incurred in connection with sale and leaseback transactions permitted by Section 6.07;

(n)          [reserved];

(o)          Indebtedness arising out of customer deposits in the ordinary course of business;

(p)          Indebtedness with respect to surety bonds and similar arrangements incurred in the ordinary course of business;

(q)          Indebtedness arising in connection with (i) any Permitted Foreign Securitization or (ii) any Permitted Floorplan Vehicle Transaction;

(r)          [reserved];

(s)          Guarantees of obligations of Persons other than Subsidiaries;

(t)          other Indebtedness, when aggregated with the outstanding principal amount of obligations secured pursuant to Section 6.02(n) and the aggregate amount of sale and leaseback transactions consummated under Section 6.07(i), not to exceed the greater of (x) $50,000,000 and (y) 2.0% of Total Assets at the time of incurrence (and after giving effect thereto and to related acquisitions and dispositions of assets), as determined based on the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b);

(u)          Indebtedness of any Subsidiary that owns a Fond du Lac Facility, including the Fond du Lac Existing Indebtedness, that is secured by assets included in the Fond du Lac Facility; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (u), together with the aggregate amount of sale and leaseback transactions consummated pursuant to clause (v) of Section 6.07 and the aggregate amount of any refinancing Indebtedness in respect of such Indebtedness incurred in reliance on paragraph (f) above, shall not exceed $30,000,000 at any time outstanding; and

(v)          Floorplan Receivables Permitted Indebtedness.

SECTION 6.02          Liens.  No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except:

(a)          Liens consisting of cash collateral with respect to Letters of Credit;

(b)          Permitted Encumbrances;

(c)          any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (i) no such Lien shall extend to any other property or asset of any Borrower or any Subsidiary and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that are permitted hereby;

(d)          Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e) (including debt of the type referred to in Section 6.01(e) incurred by the Company), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(e)          any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged or consolidated with any Borrower or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged or consolidated securing Indebtedness permitted under Section 6.01(l) (including debt of the type referred to in Section 6.01(l) incurred by the Company); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that are permitted hereby;

(f)          interests of a lessor under any Capital Lease entered into in connection with sale and leaseback transactions permitted pursuant to Section 6.07;

(g)          Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Subsidiary in respect of Indebtedness owed by such Subsidiary;

(h)          Liens on property or assets of Foreign Subsidiaries and Foreign Holdcos outside the United States of America, Liens on Foreign Equity Interests and Liens on Foreign Receivables securing Indebtedness permitted by Section 6.01(k) (including debt of the type referred to in Section 6.01(k) incurred by the Company);

(i)          Liens securing Indebtedness permitted by Section 6.01(i) (including debt of the type referred to in Section 6.01(i) incurred by the Company); provided that such Liens are limited to Liens on the Available Collateral; and Liens on cash and Cash Equivalents securing Indebtedness permitted by Section 6.01(o) or (p);

(j)          Liens on (i) Foreign Receivables and related assets arising in connection with any Permitted Foreign Securitization and (ii) Liens on Floorplan Borrowing Base Assets and related assets or interests therein arising in connection with any Permitted Floorplan Vehicle Transaction;

(k)          Liens consisting of rights of first refusal, put/sale options and other customary arrangements with respect to, and restrictions on, the sale, pledge or other transfer of Equity Interests in Persons in which not all the Equity Interests are owned by the Company and its Subsidiaries;

(l)          Liens arising from precautionary UCC financing statements or other Lien filings made in respect of any lease or other Disposition permitted by this Agreement;

(m)          Liens on rights in respect of insurance premiums paid on behalf of the Company;

(n)          other Liens securing obligations in an aggregate amount outstanding, when aggregated with the outstanding principal amount of obligations secured pursuant to Section 6.01(t) and the aggregate amount of sale and leaseback transactions consummated under Section 6.07(i), at any time not in excess of the greater of (x) $50,000,000 and (y) 2.0% of Total Assets at the time of incurrence (and after giving effect thereto and to related acquisitions and dispositions of assets), as determined based on the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b);

(o)          Liens on the Fond du Lac Facility securing Indebtedness permitted by Section 6.01(u) (including debt of the type referred to in Section 6.01(u) incurred by the Company) or any refinancing thereof permitted by Section 6.01(f);

(p)          Liens on proceeds of dispositions of assets pledged in compliance with this Agreement to secure other Indebtedness to the extent such proceeds are held following such disposition pending application thereof in accordance with the requirements of such other Indebtedness; and

(q)          Floorplan Receivables Permitted Liens.

SECTION 6.03          Fundamental Changes.

(a)          The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Company and its Subsidiaries, taken as a whole, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Company may merge into the Company in a transaction in which the Company is the surviving entity, (ii) any Subsidiary may merge or liquidate into any other Subsidiary, (iii) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, (iv) the Company may merge into, or consolidate with, another Person, provided that (x) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company will expressly assume all the obligations of the Company under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent; (y) at the time and immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and (z) the Company shall have delivered to the Administrative Agent (i) certificates. corporate documentation and other information of the type referred to in Section 4.01(b) and (d) and (ii) a certificate signed by a Financial Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph.

(b)          No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by any of the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04          [Reserved].

SECTION 6.05          Transactions with Affiliates. The Company will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely between or among the Company and any Subsidiary not involving any other Affiliate, (c) any Indebtedness permitted under Section 6.01(b), (c), (d) or, to the extent relating to the foregoing, (f), (d) any dividend or other distribution with respect to Equity Interests, (e) the payment of reasonable fees to directors of the Company or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or any Subsidiary in the ordinary course of business, (f) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options, equity incentive and stock ownership plans approved by the Company’s or a Subsidiary’s board of directors and the 2005 Elective Deferred Incentive Compensation Plan, (g) transactions with the BAC Joint Venture consisting of (x) receivables securitizations entered into in the ordinary course of business and consistent with past practices and (y) cash equity contributions by the Company and/or any Subsidiary to the BAC Joint Venture, (h) transactions arising in connection with any Permitted Foreign Securitization or any Permitted Floorplan Vehicle Transaction, and (i) sales of inventory.

SECTION 6.06          [Reserved].

SECTION 6.07          Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (i) any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that the aggregate amount of sale and leaseback transactions consummated pursuant to this clause (i) shall not exceed (x) $100,000,000 plus (y) an amount, when aggregated with the outstanding principal amount of obligations incurred pursuant to Section 6.01(t) and obligations secured pursuant to Section 6.02(n), shall not exceed the greater of (x) $50,000,000 and (y) 2.0% of Total Assets at the time of incurrence (and after giving effect thereto and to related acquisitions and dispositions of assets), as determined based on the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b), (ii) Permitted Refinancing Sale and Leaseback Transactions in an aggregate amount at any time outstanding, together with the aggregate amount of sale and leaseback transactions consummated under clause (iii) below and the aggregate principal amount of Indebtedness incurred under Section 6.01(i), not to exceed $300,000,000, (iii) Permitted Other Sale and Leaseback Transactions in an aggregate amount at any time outstanding not to exceed $70,000,000 or, together with the aggregate amount of sale and leaseback transactions consummated under clause (ii) above and the aggregate principal amount of Indebtedness incurred under Section 6.01(i), not to exceed $300,000,000, (iv) Permitted Foreign Sale and Leaseback Transactions in an aggregate amount, together with the aggregate principal amount of Indebtedness incurred under Section 6.01(k) at any time outstanding, not to exceed the greater of (x) $100,000,000 and (y) 4.0% of the aggregate assets held by, or related to, the Foreign Subsidiaries of the Company determined at any time in accordance with GAAP as disclosed in the financial statements or in the footnotes to the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b) (or, prior to the first such delivery of financial statements, in the financial statements referred to in Section 3.04(a)), and (v) Fond du Lac Sale and Leaseback Transactions in an aggregate amount, together with the aggregate principal amount of Indebtedness incurred under Section 6.01(u) and the aggregate amount of any refinancing Indebtedness in respect of such Indebtedness incurred in reliance on Section 6.01(f) at any time outstanding, not to exceed $70,000,000.

SECTION 6.08          [Reserved].

SECTION 6.09          [Reserved].

SECTION 6.10          [Reserved].

SECTION 6.11          Financial Covenants.

(1)          Minimum Interest Coverage Ratio.  The Loan Parties will not permit the Interest Coverage Ratio as at the last day of any Test Period to be less than 3.00 to 1.00.

(2)          Maximum Leverage Ratio.   The Loan Parties will not permit the Leverage Ratio as at the last day of any Test Period to be more than (a) for any such date occurring during a Qualified Acquisition Period, 4.25 to 1.00 and (b) for any other date, 3.75 to 1.00.

SECTION 6.12          Lines of Business.  No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Loan Party and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)          any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days or more;

(c)          any representation or warranty made or deemed made by or on behalf of any Loan Party or any of their Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made or furnished;

(d)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to any Loan Party’s existence) or 5.08 or Article VI;

(e)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent;

(f)          any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Subsidiary (other than any Non-Material Subsidiary) of a Loan Party or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary (other than any Non-Material Subsidiary) of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)          any Loan Party or any Subsidiary (other than any Non-Material Subsidiary) of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Insolvency Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary (other than any Non-Material Subsidiary) of a Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)          any Loan Party or any Subsidiary (other than any Non-Material Subsidiary) of a Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)          one or more judgments for the payment of money in an aggregate amount in excess of $110,000,000 shall be rendered against any Loan Party or any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment;

(k)          (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings to terminate any Plan(s) or (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)          a Change in Control shall occur;

(m)          the Loan Guaranty shall fail to remain in full force or effect with respect to the Company or any action shall be taken by the Company to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or the Company shall deny that it has any further liability under the Loan Guaranty, or shall give notice to such effect, or shall contest the enforceability of the Loan Guaranty;

(n)          [reserved];

(o)          any Loan Party or any Subsidiary of any Loan Party shall (i) be the subject of any proceeding or investigation pertaining to the release of any Hazardous Material into the indoor or outdoor environment, or (ii) violate any Environmental Law, which, in the case of any event described in clause (i) or clause (ii), has resulted in an Environmental Liability in an amount which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which Environmental Liability is not properly reserved against, paid, bonded or otherwise discharged within thirty (30) days or which is not being  reasonably contested in good faith; provided that, after taking into account any such reserve, or the terms of any such payment, bond or discharge, or the pendency of any such contestment, such Environmental Liability could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(p)          or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

then, and in every such event (other than an event with respect to any of the Borrowers described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company (on behalf of itself and all other Loan Parties), take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; in case of any event with respect to the Borrowers described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, invest in and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents (including enforcement or collection).  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary of any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  Each party hereto agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby.  Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth herein or therein, or in connection herewith or therewith, (v) the validity, enforceability, adequacy, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature.  Without limiting the generality of the foregoing:

(i)          the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii)          nothing in this Agreement or any other Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent allowed in such judicial proceeding; and

(ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the any Loan Party’s rights to consent pursuant to and subject to the conditions set forth in this Article, no Loan Party shall have any rights as a third party beneficiary under any such provisions.

Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, (i) any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine and to have been authorized, signed or sent by the proper Person, (ii) any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person or (iii) any statement made by a director, authorized signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any of its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Company agrees that the Administrative Agent may, but shall not be obligated to, make any communications available to the Lenders and the Issuing Lenders by posting the communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system)

and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution.  Each of the Lenders, each of the Issuing Lenders and the Company hereby approves distribution of the communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor with (unless an Event of Default shall have occurred and be continuing) the prior written consent of the Company (which consent shall not be unreasonably withheld).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.

Notwithstanding anything herein to the contrary, the Joint Lead Arrangers, Joint Bookrunners, Syndication Agents and Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each other Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) the immediately preceding sub-clause (i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with the immediately preceding sub-clause (iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each other Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, any other Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Each Lender and Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the New York Fed Bank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender or Issuing Lender under this paragraph shall be conclusive, absent manifest error.

Each Lender and Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the New York Fed Bank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Company and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Loan Party.

Each party’s obligations under the preceding three paragraphs shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

The Administrative Agent, the Lenders and the Issuing Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution.  Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY BORROWER COMMUNICATION OR THE ADEQUACY OF THE

APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL.  IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX

GUARANTEE

SECTION 9.01          The Guarantee.  The Company hereby agrees that it is liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to each Credit Party and their respective successors and assigns the prompt payment in full when due (whether by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to each Subsidiary Borrower and all reimbursement obligations in respect of LC Disbursements and all interest thereon payable by each Subsidiary Borrower pursuant to this Agreement, and all other amounts from time to time owing to the Credit Parties by each Subsidiary Borrower under this Agreement or under any of the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Credit Parties, in each case strictly in accordance with the terms thereof) (such obligations being herein collectively called the “Guaranteed Obligations”).  The Company hereby further agrees that if any Subsidiary Borrower shall fail to pay in full when due (whether by acceleration or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 9.02          Obligations Unconditional.  The Guaranteed Obligations of the Company are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Subsidiary Borrowers under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Company hereunder, which shall remain absolute and unconditional as described above:

(i)          at any time or from time to time, without notice to the Company, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)          any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)         the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)         any lien or security interest granted to, or in favor of, the Administrative Agent, any Issuing Lender or Issuing Lenders or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Company hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Issuing Lender or any Lender exhaust any right, power or remedy or proceed against any Subsidiary Borrower or the Company under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

The Company represents and warrants that in executing and delivering this Agreement as guarantor, the Company has (i) without reliance on any Lender, any Issuing Lender or the Administrative Agent or any information received from any Lender, any Issuing Lender or the Administrative Agent and based upon such documents and information the Company deems appropriate, made an independent investigation of the transactions contemplated hereby, the other Loan Parties, their respective business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the other Loan Parties or the obligations and risks undertaken herein with respect to the Guaranteed Obligations; (ii) adequate means to obtain from the other Loan Parties on a continuing basis information concerning the other Loan Parties; (iii) full and complete access to the Loan Documents and any other documents executed in connection with the Loan Documents; and (iv) not relied and will not rely upon any representations or warranties of any Lender, any Issuing Lender or the Administrative Agent not embodied herein or any acts heretofore or hereafter taken by any Lender, any Issuing Lender or the Administrative Agent (including any review by any Lender, any Issuing Lender or the Administrative Agent of the affairs of any other Loan Party).

SECTION 9.03          Reinstatement.  The obligations of the Company under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Subsidiary Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Company agrees that it will indemnify the Administrative Agent, each Issuing Lender and each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Administrative Agent, such Issuing Lender or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 9.04          Subrogation.  The Company hereby agrees that until the payment and satisfaction in full of all Obligations and the expiration or termination of all Letters of Credit and all Commitments, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation or otherwise, against any Loan Party or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 9.05          Remedies.  The Company agrees that, as between the Company on the one hand and the Administrative Agent, the Issuing Lenders and the Lenders on the other, the obligations of each Subsidiary Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 9.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Subsidiary Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Subsidiary Borrower) shall forthwith become due and payable by the Company for purposes of Section 9.01.

SECTION 9.06          Instrument for the Payment of Money.  The Company hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Issuing Lender, any Lender or the Administrative Agent, at its sole option, in the event of a dispute by the Company in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

SECTION 9.07          Continuing Guarantee.  The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising until the expiration or termination of the Commitments and payment in full of the principal of and interest on each Loan and all fees and other amounts payable hereunder and the expiration or termination of all Letters of Credit and the reimbursement of all LC Disbursements.

SECTION 9.08          Subordination.  Notwithstanding any provision of this Agreement to the contrary, all rights of the Company of indemnity, contribution or subrogation in respect of this guarantee under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE X

MISCELLANEOUS

SECTION 10.01        Notices.   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)          if to the Company, to it at 26125 N. Riverwoods Blvd. Suite 500, Mettawa, Illinois 60045, Attention of Brian Frey, Vice President and Treasurer (Telephone No. (847) 735-4385; email: brian.frey@brunswick.com);

(ii)          if to any other Loan Party, to the Company at the address set forth above (with a copy to such Loan Party at its address (or facsimile number), if any, (x) in the case of any Loan Party hereto on the Effective Date, provided below its signature hereto (if any) or (y) in the case of any Loan Party that becomes party hereto after the Effective Date, set forth in the Designation Letter to which it is a party (if any));

(iii)         if to the Administrative Agent, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower;

(iv)         if to (A) JPMCB, in its capacity as Issuing Lender, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower and (B) to any other Issuing Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire; and

(v)          if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless otherwise agreed by the Administrative Agent and such Lender.  The Administrative Agent or the Company (on behalf of itself and all other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.  Without limiting the foregoing, the Administrative Agent agrees that, unless it shall otherwise advise the Company, notices to be delivered by any Borrower to the Administrative Agent  pursuant to Article II (including any such notices permitted to be given by telephone or facsimile) may be delivered by e-mail transmissions to the Administrative Agent at such e-mail address (or addresses) as the Administrative Agent shall from time to time notify the Company.

(c)          Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Company and the Administrative Agent).

SECTION 10.02        Waivers; Amendments.

(a)          No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b)          Amendments.  Except as provided in Section 2.14(b), 2.14(c), 2.23 or 2.24, neither this Agreement, nor the other Loan Documents, nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company (on behalf of itself and all other Loan Parties) and the Required Lenders or by the Company (on behalf of itself and all other Loan Parties) and the Administrative Agent with the written consent of the Required Lenders; provided that no such agreement shall

(i)          increase the Commitment of any Lender without the written consent of such Lender;

(ii)          reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii)          postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv)         change Section 2.09(d) without the consent of each Lender affected thereby;

(v)          change the obligations of the Company pursuant to Article IX without the written consent of each Lender;

(vi)         change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii)        [reserved];

(viii)       permit any Loan Party to assign its rights hereunder or under the Loan Guaranty or release the Company from its Loan Guaranty without the consent of each Lender;

(ix)         change any of the provisions of Section 2.22 without the written consent of each of the Administrative Agent and the Issuing Lenders or change the order of application of amounts payable set forth in clause (c) of such section without the written consent of each affected Lender;

(x)          subordinate payment under any Loan Document without the written consent of each Lender;

(xi)         change any of the provisions of Section 2.18(c) without the written consent of each Lender;

(xii)        change any of the provisions of Section 2.18(d) without the written consent of each Lender; or

(xiii) add a currency to clause (a) in the definition of the term “Alternative Currency” or otherwise obligate the Lenders to make Revolving Loans denominated in a currency other than Dollars or any Alternative Currency without the written consent of each Lender.

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Lender hereunder without the prior written consent of the Administrative Agent or such Issuing Lender, as the case may be.

(c)          [Reserved].

(d)          If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than the Company or any of its Affiliates) which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, (x) to purchase for cash the Loans and other Borrower Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, (y) to comply with the requirements of paragraph (b) of Section 10.04 (with the Borrowers or the replacement Lender being responsible for any applicable processing or recordation fee) and (z) to consent to the relevant proposed amendment, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.  Each Lender agrees that an assignment required to be made by it pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 10.03        Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with (i) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and (ii) forwarding loan proceeds, collecting checks and other items of payment.

(b)          Indemnification by the Loan Parties.  The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims (including intraparty claims), damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (collectively, “Liabilities”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument pursuant thereto, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions in connection therewith, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials under, at, on or from any property owned, leased or operated by the Loan Parties or any of their Subsidiaries, or any Environmental Liability related in any way to the Loan Parties or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties or from a material breach of the agreements of such Indemnitee or its Related Parties.

(c)          Reimbursement by Lenders.  To the extent that the Loan Parties fail to pay any amount required to be paid by them to the Administrative Agent or any Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Lender in its capacity as such.

(d)          Limitation of Liability.  To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against the Administrative Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.03(d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)          Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04        Successors and Assigns.

(a)          Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders.

(i)          Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than (x) a natural person, (y) a Defaulting Lender or (z) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person  or relative(s) thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)         the Company, provided that no consent of the Company shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) if an Event of Default under clause (a), (g) or (h) of Article VII has occurred and is continuing, for an assignment to any other Person; provided, further, that the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)         each Issuing Lender; provided that no consent of any Issuing Lender shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)          Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or 10.02(d) shall not require the signature of the assigning Lender to become effective; and

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, provincial, territorial and state securities laws.

(iii)         Subject to acceptance and recording thereof pursuant to paragraphs (b)(iv) and (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)         The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of (w) the names and addresses of the Lenders, (x) the designation of any Lender as an Issuing Lender, (y) the Commitment of, and outstanding principal amount of each Loan made by, each Lender and (z) the outstanding amount of each Letter of Credit issued by, and of each unreimbursed LC Disbursement made by, each Issuing Lender (together with a notation of each Lender’s participation therein pursuant to Section 2.06(e)), in all cases pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Loan Parties, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as an Issuing Lender or a Lender, as the case shall be, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Loan Parties, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this paragraph (b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(e), 2.06(f), 2.07(b), 2.18(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          Participations.

(i)          Any Lender may, without the consent of any Loan Party, the Administrative Agent, any Issuing Lender or any other Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Loan Parties, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(e) with respect to any payments made by such Lender to its Participant(s).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(i) of this

Section, the Borrowers agree that each Participant shall be entitled to the benefits and subject to the limitations of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant of which the Company has been given prior written notice also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Sections 2.18(d) and 2.19 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)          A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the relevant Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (not to be unreasonably withheld or delayed) or except to the extent such entitlement to receive a greater payment results from an adoption of or any Change in Law that occurs after the Participant acquired the applicable participation; provided that the Participant complies with all obligations under or relating to Section 2.18(d) and Section 2.19, in all cases as though it were a Lender.

(d)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(e)          No Assignments to the Company or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Company or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 10.05          Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document (including the Designation Letters) shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17, 10.03 and 10.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06         Counterparts; Integration; Effectiveness.   This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)          Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, each Loan Party hereby agrees that, for all purposes, including, without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 10.07        Severability.  Any provision of this any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08        Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09        Governing Law; Jurisdiction; Judicial Proceedings; Etc.

(a)          Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)          Submission to Jurisdiction.  Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or, if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such federal or New York State court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement of any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue.  Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Appointment of Agent for Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)          Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.   Each Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 10.09(b) in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in Section 10.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Borrower at its address set forth in the Designation Letter to which it is a party or to any other address of which such Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company).  Each Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Borrower.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12         Confidentiality.  Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this

Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their respective obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than any Borrower.  For the purposes of this paragraph, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company, its Subsidiaries or their respective business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by the Arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, after a Lender ceases to be a Lender under this Agreement, the provisions of this paragraph shall expire and cease to be effective with respect to such Lender on the date that is two years after the date such Lender ceased to be a Lender.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

SECTION 10.13         Judgment Currency.

(a)          If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)          The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is different from the sum originally due to the Applicable Creditor in the Agreement Currency, the parties agree, as a separate obligation and notwithstanding any such judgment, to make such adjustments as shall result in the Applicable Creditor receiving the amount due in the Agreement Currency.  The obligations of each party hereto contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.14         Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Lender nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 10.15         Conflicts.  In the event of any conflict between the terms of this Agreement and the terms of any other Loan Document, the terms of this Agreement shall, to the extent of such conflict, prevail.

SECTION 10.16         USA PATRIOT Act.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), such Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with said Act.

SECTION 10.17         Appointment of Company as Agent.  Each Subsidiary Borrower party hereto as of the Effective Date, by its signature below, and each Subsidiary Borrower designated after the Effective Date as a “Subsidiary Borrower” pursuant to Section 2.21, by its acknowledgment to the Designation Letter relating to such Subsidiary Borrower, as applicable:

(a)          appoints and authorizes the Company for the purposes of (i) signing documents deliverable by or on behalf of such Subsidiary Borrower hereunder or under any other Loan Document, (ii) providing notices to or making requests of the Administrative Agent, any Issuing Lender or any Lender on behalf of such Subsidiary Borrower, (iii) receiving notices and documents from the Administrative Agent, any Issuing Lender or any Lender on behalf of such Subsidiary Borrower, and (iv) taking any other action on behalf such Subsidiary Borrower hereunder or under any other Loan Document, in each case to the extent specifically provided for hereunder or thereunder, and such Subsidiary Borrower agrees to be irrevocably bound by all such actions being taken on behalf of such Subsidiary Borrower by the Company and all such notices received by the Company on behalf of such Subsidiary Borrower; provided that another Person may be appointed to act in substitution for the Company with the power and authority granted thereto by such Subsidiary Borrower under this clause

(a) so long as such Person shall have been certified as such in a single writing executed by such Subsidiary Borrower and delivered to the Administrative Agent;

(b)          authorizes the Administrative Agent, each Issuing Lender and each Lender to treat (i) each document signed by, each notice given or received by, each document delivered or received by and each request made by the Company on its behalf and (ii) each other action which specifically provides herein or therein that the Company acts on behalf, or at the direction, of such Subsidiary Borrower as if such Subsidiary Borrower (and not the Company) had in fact signed such document, given or received such notice, delivered or received such document, made such request or taken such action; and

(c)          acknowledges that the Administrative Agent, each Issuing Lender and each Lender are relying upon the appointments and authorizations set forth in this Section in connection with the making of their Commitments and credit extensions hereunder.

In the event the Administrative Agent, any Issuing Lender or any Lender reasonably believes that it has received a conflicting notice or instruction from the Company and/or his or her designees, the Administrative Agent, such Issuing Lender or such Lender may refrain from action upon such notice or instruction and shall promptly request the Company for clarification regarding such notice or instruction.

SECTION 10.18         Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable;

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority:

SECTION 10.19         Existing Credit Agreement.  The Lenders party hereto on the Effective Date that are “Lenders” under the Existing Credit Agreement, which constitute the “Required Lenders” under the Existing Credit Agreement, and the Loan Parties party hereto each acknowledge that the commitments under the Existing Credit Agreement will be amended and restated pursuant to this Agreement on the Effective Date, and each such Lender hereby waives any requirement of the Existing Credit Agreement that the Company give any notice of such amendment and restatement.  In connection with such amendment and restatement, each Lender and each Loan Party party hereto acknowledges that

(i) the commitment of each Lender under the Existing Credit Agreement which is not party to this Agreement will terminate on the Effective Date and (ii) with respect to such termination, the notice requirements under Section 2.09(c) of the Existing Credit Agreement are hereby waived.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

BRUNSWICK CORPORATION

By	/s/ Brian R. Frey
	Name:	Brian R. Frey
	Title:	Vice President and Treasurer

U.S. Federal Tax Identification No.: 36-0848180

[Brunswick 2024 Amended and Restated Credit Agreement]

SUBSIDIARY BORROWERS

BRUNSWICK MARINE IN EMEA, LLC.

By	/s/ Brian R. Frey
	Name:	Brian R. Frey
	Title:	Treasurer

U.S. Federal Tax Identification No.: 98-0050192

BRUNSWICK INTERNATIONAL LIMITED

By	/s/ Brian R. Frey
	Name:	Brian R. Frey
	Title:	Treasurer

U.S. Federal Tax Identification No.: 36-2491370

MARINE POWER INTERNATIONAL LIMITED

By	/s/ Brian R. Frey
	Name:	Brian R. Frey
	Title:	Treasurer

U.S. Federal Tax Identification No.: 36-2765746

[Brunswick 2024 Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender and Lender

By	/s/ Gregory T. Martin
	Name:	Gregory T. Martin
	Title:	Executive Director

[Brunswick 2024 Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as Issuing Lender and Lender

By	/s/ Javier Gutierrez
	Name:	Javier Gutierrez
	Title:	Associate

[Brunswick 2024 Amended and Restated Credit Agreement]

WELLS FARGO BANK, N.A, as Issuing Lender and Lender

By	/s/ Bina Barnes
	Name:	Bina Barnes
	Title:	Vice President

[Brunswick 2024 Amended and Restated Credit Agreement]

Citizens Bank, N.A., as Lender

By	/s/ Arianna DeMarco
	Name:	Arianna DeMarco
	Title:	Vice President

[Brunswick 2024 Amended and Restated Credit Agreement]

TRUIST BANK, as Lender

By	/s/ Steve Curran
	Name:	Steve Curran
	Title:	Director

[Brunswick 2024 Amended and Restated Credit Agreement]

U.S. Bank National Association, as Lender

By	/s/ Kelsey Hehman
	Name:	Kelsey Hehman
	Title:	Vice President

[Brunswick 2024 Amended and Restated Credit Agreement]

BMO BANK N.A., as Lender

By	/s/ Ryan Howard
	Name:	Ryan Howard
	Title:	Assistant Vice President

[Brunswick 2024 Amended and Restated Credit Agreement]

KBC Bank, N.V., as Lender

By	/s/ Nicholas Fiore
	Name:	Nicholas Fiore
	Title:	Managing Director

By	/s/ Francis X. Payne
	Name:	Francis X. Payne
	Title:	Managing Director

[Brunswick 2024 Amended and Restated Credit Agreement]

Exhibits and Schedules on file with the Administrative Agent.